Filed pursuant to Rule 424(b)(5)

Registration No. 333-215404

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and we and the selling shareholders are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2017

Preliminary prospectus supplement

(To prospectus dated January 3, 2017)

7,000,000 Shares

Kornit Digital Ltd.

Ordinary Shares

__________________________________________

We are offering 2,000,000 ordinary shares and the selling shareholders identified in this prospectus supplement, including our chief executive officer, are offering an additional 5,000,000 ordinary shares. The ordinary shares being sold by our chief executive officer represent less than 10% of his shares and vested and unvested options. We will not receive any of the proceeds from the sale of shares being offered by the selling shareholders.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “KRNT.” On January 20, 2017, the last reported sales price of our ordinary shares was $17.75 per share.

__________________________________________

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds to the selling shareholders	$	$

____________

(1)     See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters may also exercise their option to purchase up to an additional 300,000 ordinary shares from us and up to an additional 750,000 ordinary shares from the selling shareholders, in each case at the public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our ordinary shares involves risks that are described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement and in the documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus supplement or accompanying prospectus, or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________________________

The underwriters expect to deliver the ordinary shares to purchasers on or about       , 2017.

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Barclays	Citigroup

William Blair	Stifel

Canaccord Genuity	Needham & Company

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The date of this Prospectus Supplement is      , 2017.

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About this Prospectus Supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. The document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which provides more general information about securities we or the selling shareholders referred to therein may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or contained in any free writing prospectus prepared by or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus supplement and sale of these securities in certain jurisdictions may be restricted by law. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Law 1968 (which requires, among other things, the filing of a prospectus in Israel or an exemption therefrom). Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement or prospectus to “the Company,” “we,” “us,” “our” and “Kornit” refer to Kornit Digital Ltd. and its subsidiaries.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“the “Exchange Act”) and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

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Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus supplement. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.

Our Company

We develop, design and market innovative digital printing solutions for the global printed textile industry. Our vision is to revolutionize this industry by facilitating the transition from analog processes that have not evolved for decades to digital methods of production that address contemporary supply, demand and environmental dynamics. We focus on the rapidly growing high throughput, direct-to-garment, or DTG, and roll-to-roll, or R2R, segments of the printed textile industry. Our solutions include our proprietary digital printing systems, ink and other consumables, associated software and value added services that allow for large scale printing of short runs of complex images and designs directly on finished garments and fabrics. Our solutions are differentiated from other digital methods of production because they eliminate the need to pre-treat fabrics prior to printing, thereby offering our customers the ability to digitally print high quality images and designs on a variety of fabrics in a streamlined and environmentally-friendly manner. When compared to analog methods of production, our solutions also significantly reduce production lead times and enable customers to more efficiently and cost-effectively produce smaller quantities of individually printed designs, thereby mitigating the risk of excess inventory, which is a significant challenge for the printed textile industry.

There are a number of trends within the global printed textile industry that we believe are driving greater demand for our solutions. Consumers are continuing to seek to differentiate themselves by wearing customized and personalized garments with colorful and intricate images and designs. Consumers are also increasingly purchasing retail products online, with apparel representing the largest portion of this market. Brand owners and contract printers are seeking methods to shorten time to market and reduce production lead times in order to more efficiently and cost-effectively produce smaller runs of printed textiles and reduce the risk of excess inventory while concurrently meeting consumer demands. As consumers increasingly shift to online retail channels, there is an increased need for brand owners and contract printers to improve efficiency, as consumers demand more varied product offerings and faster fulfillment of orders. Simultaneously, regulatory bodies and consumers are increasingly focused on social responsibility and eco-friendly manufacturing, demanding that printed textile manufacturers reduce the negative environmental impact associated with the manufacturing of printed textiles. Our solutions address these trends by enabling our customers to print smaller quantities of customized products in a time efficient, cost-effective and environmentally friendly manner, effectively allowing them to transition from customary methods of supply and demand to demand and supply.

We have developed and offer a broad portfolio of differentiated digital printing solutions for the DTG market that provide answers to challenges faced by participants in the global printed textile industry. Our DTG solutions utilize our patented wet-on-wet printing methodology that eliminates the common practice of separately coating and drying textiles prior to printing. This methodology also enables printing on a wide range of untreated fabrics, including cotton, wool, polyester, lycra and denim. With throughputs ranging from 32 to 250 garments per hour, our entry level and high throughput DTG solutions are suited to the needs of a variety of customers, from smaller commercial operators with limited budgets to mass producers with mature operations and complex manufacturing requirements. Our patented NeoPigment ink and other consumables have been specially formulated to be compatible with our systems and overcome the quality-related challenges that pigment-based inks have traditionally faced when used in digital printing. Our software solutions simplify workflows in the printing process, by offering a complete solution from web order intake through graphic job preparation and execution. We also offer customers maintenance and support services as well as value added services aimed at optimizing the use of our systems.

Building on the expertise and capabilities we have accumulated in developing and offering differentiated solutions for the DTG market, we market a digital printing solution, the Allegro, targeting the R2R market. While the DTG market generally involves printing on finished garments, the R2R market is focused on printing on fabrics that are subsequently converted into finished garments, home or office décor and other items. The Allegro utilizes our proprietary wet-on-wet printing methodology and houses an integrated drying and curing system. It offers the first single-step, stand-alone R2R digital textile printing solution available on the market. We primarily market the Allegro to web-based businesses that require a high degree of variety and limited quantity orders, as well as to fabric converters, which source large quantities of fabric and convert untreated fabrics into finished materials to be sold to garment and home décor manufacturers. We believe that with the Allegro we are well positioned to take advantage of the growing trend towards customized home décor. We began selling the Allegro commercially in the second quarter of 2015.

We were founded in 2002 in Israel, shipped our first system in 2005 and, as of September 30, 2016, had over 1,000 customers globally. As of December 31, 2016, we had 390 employees located across four regions: Israel, the United States, Europe and the Asia Pacific region. In the nine months ended September 30, 2016, we generated revenues of $76.7 million, representing an increase of 25.9% over the prior fiscal year. In the nine months ended September 30, 2016, we generated 69.4% of our revenues from the Americas, 20.5% from EMEA and 10.1% from the Asia Pacific region.

Industry Overview

The global textile and garment industry, including textile, clothing, footwear and luxury fashion, was worth nearly $3 trillion in 2015 and is projected to grow between 2% and 5% annually through 2020, according to a 2016 Digital Textile Printing Industry Forecast 2015-2020 report by InfoTrends, a provider of market intelligence on the digital imaging industry. The global printed textile industry represents a sub-segment of the global textile industry. The global printed textile industry involves printing on fabric rolls, finished garments and unsewn pieces of cut fabric at various stages along the value chain in the production of goods for the apparel, household, technical and display end markets.

We believe that the vast majority of the output of the global printed textile industry in 2016, which was projected to be approximately 32 to 33 billion square meters, was produced using analog print methods, specifically screen printing, carousels for printing on garments and rotary screen printers for printing on rolls of fabric. Our assessment is based on data provided in a 2016 report by Smithers Pira, a provider of market intelligence on the printed textile industry. The Pira report provides digital printing output estimates for 2016 and projects the analog printing output for 2016 as well as the annual digital textile printing growth rate through 2021, which we used to calculate a projected digital output of approximately 870 million square meters for 2016, representing 2.9% of total projected annual global printed textile output in 2016. According to the Pira report, digital textile printing output is forecasted to grow at a 17.5% compound annual growth rate (“CAGR”) globally from 2016 to 2021. Within digital textile printing, clothing applications represent the greatest amount of digital printed textile output and are projected to grow at a faster rate than household, technical and display applications.

Evolving consumer behavior is driving the growth in digital printing as well as the shift to online retail. This behavior is motivated by increased demand for the variety and complexity of images and designs on textiles as well as increased desire for customization and personalization.

Apparel represents the largest segment of the online retail market and sales are highly influenced by rapidly changing consumer trends. We believe that four key trends are currently driving growth in both the online retail market and the demand for digital printing solutions:

•         Immediate Gratification. Consumers are willing to pay more in order to receive products faster.

•         Personal Expression. Consumers are increasingly seeking the ability to customize products by choosing preferred features from a menu of options, or the ability to personalize products by adding an individualized pattern.

•         Influence of Social Media. The means through which customers gather information to inform purchase decisions has evolved with social media increasingly influencing such decisions.

•         Consumer Preference. Today’s consumer is leveraging the online channel for apparel purchases at a pace that far exceeds traditional brick and mortar purchases.

New business models have developed in response to the evolution of these consumer trends and the rapid growth of the online retail market. Our solutions enable this category of “web-to-print” businesses to fulfill consumer demand more quickly and cost-effectively in a manner that is differentiated from traditional brick and mortar businesses. A number of large scale web-to-print platforms have emerged. These platforms often leverage digital printing solutions to facilitate business for a variety of content creators.

The ecosystem of web-to-print businesses which we currently serve includes:

•         Self-Fulfillment. Companies manufacturing and selling their own designs which are advertised on their own websites and through other marketing means.

•         Hybrid Printers. Companies who both manufacture in-house and outsource manufacturing to third party fulfillment providers, who are often also our customers.

•         Third Party Fulfillment Centers. Companies serving as third party fulfillment for other businesses. Demand for these businesses is typically generated online through other web retailers.

Proximity to the consumer is a key factor for these businesses since it minimizes shipping costs and enables them to offer rapid turnaround. In many cases, retailers have asked us for assistance in identifying our local customers to help with their fulfillment.

Across the ecosystem of businesses leveraging our solutions, a majority of consumer demand is influenced by social media. According to a study by PricewaterhouseCoopers, 78% of consumers were influenced by social media in making online shopping decisions in 2015, up from 68% in the year prior. These businesses offer personalization capabilities and rapid, on-demand fulfillment for jobs as small as one unit. These offerings require significant flexibility for printing setup and preparation, which is enabled through digital textile printing. Through innovations in on-demand fulfillment, web-to-print businesses have substantially reduced the need to stock inventory and shifted the traditional brick and mortar model of supply and demand to a new model of demand and supply.

Our Solutions

Our solutions include a combination of proprietary digital textile printing systems, ink and other consumables and associated software as well as value added services. Our line of DTG systems offers a range of performance options depending on the needs of the customer. These options include the number and size of printing pallets, number of print heads, printing throughput and process ink colors, as well as other customizable features. We categorize our DTG systems into two groups that are focused on the industrial segment of the DTG market: entry level and high throughput. As our business and the market we serve have evolved, we have shifted the mix of our system sales primarily to high throughput systems.

•         Entry Level. We currently market one entry level system, the Breeze system. The Breeze allows businesses to adopt digital technology with a limited upfront investment and uses the same technology as our high throughput systems but with smaller garment printing areas and at lower throughput levels.

•         High Throughput. We offer a wide range of high throughput systems. We market a hybrid platform, the Paradigm II, which connects to existing screen printing carousels for customers who want to combine short runs of multicolored images into their ongoing screen printing operations. Our mid-level platform, the Storm, which employs one axis of print heads and two pallets, consists of four models (Storm 2, Storm Hexa, Storm Duo and Storm 1000). Our next level of high throughput systems is based on the Avalanche platform which employs two print head axes with two pallets and also comes in four different models (Avalanche, Avalanche DC, Avalanche 1000 and Avalanche Hexa). During 2016 we successfully commercially launched our new high throughput platform, the Vulcan, which is geared towards addressing the needs of mass production at a significantly lower cost per print relative to our other systems.

Building on the expertise and capabilities we have accumulated throughout our history in developing and offering differentiated solutions for the DTG market, we now market an R2R digital printing solution, the Allegro. The Allegro offers the first single-step, stand-alone R2R digital textile printing solution available on the market and eliminates several preprint and post print steps required with other digital printing technologies. The Allegro also utilizes a special version of our NeoPigment ink which is eco-friendly and meets the highest industry standards. The Allegro is capable of achieving high throughput volumes and does not require water or steam for any part of the printing process, making it friendly to the environment.

Our ink and other consumables consist of our patented NeoPigment ink, proprietary binding agent, priming fluid, wiping fluid, and flushing fluid. Our pigment based inks are available in seven colors and are formulated for optimal use exclusively in our systems. Our patented wet-on-wet printing methodology combines the use of pigments rather than dyes in conjunction with our proprietary binding agent, and enables us to print on a wide range of fabrics without the need for a separate pre-treatment process or system reconfiguration, resulting in minimal setup times for each run and high throughput levels. We also continuously invest in the development of new ink formulas for our systems in order to expand the range of fabrics on which we can print and further improve the quality of our high resolution images and designs.

Our Competitive Strengths

The following are our key competitive strengths:

•         Leading player in fast-growing digital DTG market. We are a leading player in the fast-growing digital DTG market based on our sales and have over 1,000 customers globally. We estimate that global revenue from digital textile printing equipment and ink will grow at a 15.7% CAGR between 2016 and 2021 based on the estimate of such revenue for 2016 and the projection for 2021, in each case, contained in the Pira report. We believe that high throughput DTG applications in the textile printing market are positioned to grow at a rate greater than the 15.7% overall industry growth rate projected between 2016 and 2021. We have outperformed the industry growth rate over the past several years, growing our revenue at a 25.7% CAGR from the 12 months ended June 30, 2014 to the 12 months ended June 30, 2016, versus an industry CAGR of 15.6% for the same period, as estimated in the Pira report. The Pira report estimates that the DTG market has an addressable opportunity of six to 10 billion garments a year. According to a prior Smithers Pira report published in 2014, over 300,000 sites globally print primarily t-shirts and other apparel.

•         Well positioned to disrupt the R2R market with our unique single-step manufacturing solution. We believe we are well positioned to capitalize on the growing trend toward customized home décor with our unique R2R solution. Our Allegro system combined with our proprietary process was designed to offer a single-step manufacturing solution which is especially suited for businesses which don’t have a vertically integrated textile mill. Unlike other digital textile printers, the Allegro does not require multiple pre-processing and post-processing steps which are customarily used in vertically integrated textile mills and which utilize high levels of energy and space and have a negative environmental impact. Given its architecture, it is perfectly suited for short and micro runs. Allegro is compact in size and requires a single person to operate and fits very well in an urban and non-industrial setting. Allegro is unique in its ability to print on multiple fabric types without the need for different inks and consumables, while generally other systems and technologies for R2R digital printing require dedication of discrete printers to specific fabric types.

•         Disruptive technology that enables our customers to adopt new or improve existing business models. Our digital printing solutions allow our customers to develop new or improve existing business models by enabling them to produce short to medium runs of high-quality customized garments efficiently. This also facilitates “web to print” business models that manufacture on a “produce to order” basis and allows brand owners to produce garments in house. With a constantly growing worldwide customer base of more than 1,000 customers, we are witnessing the creation of a global fulfillment network of printing specialists which are leveraged by large numbers of websites that offer customizable garment printing services. As demand from these customers continues to grow so does utilization of our systems which in turn consume more ink and once used to their full capacity require purchasing of more systems.

•         Attractive business model. Our existing and growing installed base of systems results in recurring sales of ink and other consumables. Recurring sales of ink and other consumables have historically offered us a degree of visibility into a significant component of our results of operations. We believe that our recurring sales model also enables us to foster close customer relationships and allows us to provide value added services to our customers. Our customer relationships are further strengthened by a trend towards ownership of multiple systems, as the number of customers with at least two systems has grown from 155 as of December 31, 2014, to 219 as of December 31, 2016 and the number of customers with at least 10 systems has grown from nine as of December 31, 2014, to 15 as of December 31, 2016. We anticipate revenue from services to increase over time as we reach upgrade cycles across our growing installed base. Additionally, sales of ink and other consumables are generally higher in high throughput systems such as the Vulcan, Avalanche and Allegro systems. Large accounts typically run at high utilization rates and can consume up to five times as much ink per year compared to other accounts. We have proven our ability to grow revenues while maintaining an attractive margin profile and we intend to continue investing in our business to drive profitable growth in the future.

•         Robust intellectual property portfolio driven by an innovation-based culture. Our intellectual property portfolio reflects over a decade of significant investments in digital textile printing, which we believe creates significant barriers to entry. We have developed a strong base of technology know-how, backed by our portfolio of intellectual property, which includes 19 issued patents and 22 pending patent applications that cover wet-on-wet printing methodology, ink formulations, printing processes and related methods and systems.

•         Extensive product portfolio and strong new product pipeline. Our DTG systems are suited for smaller commercial operators with limited budgets, as well as mass producers with mature operations and complex needs. We have commercialized two new solutions in the market: the Allegro, a one-step, integrated R2R printing, drying and curing system, and the Vulcan, a cost-effective digital substitution for carousel screen printing. Our future roadmap remains focused on the continued development of proprietary processes, continuously expanding the breadth of applications upon which we can print while pushing the envelope of cost efficient manufacturing further as a means to expand our servable addressable markets.

•         Environmentally friendly printing processes. A significant portion of global industrial water pollution comes from textile treatment and dyeing. Our printing process eliminates the need for separate pre-treatment, as well as steaming, washing or rinsing of textiles during the printing process, which leads to a significant reduction in water consumption compared to conventional printing methods.

•         Strong management team. Our management team’s industry expertise, history with our company and extensive experience in running global publicly traded companies will enable us to execute our growth strategy. We have recently strengthened our management infrastructure with key hires who are experienced in the management of people, large scale business, innovation and product development in larger organizations including Intel, HP, KlA Tencor and Stratasys. Over the past three years, we have also invested heavily in human resources to support our growth. Since 2013, our workforce has more than doubled from 190 to 390 as of December 31, 2016. Additionally, more than 150 of our employees are in the field, enabling us to provide more localized service for our customers.

Our Strategy

The following are the key elements of our growth strategy:

•         increase sales to existing customers;

•         acquire new high volume customers;

•         capitalize on growth in our targeted markets;

•         extend our serviceable addressable market (SAM) by continuing to enhance our solutions; and

•         extend our leadership position through ongoing investments in research and development, acquisitions and strategic partnerships.

Recent Developments

Purchase Agreement with Amazon

On January 10, 2017, we entered into a Master Purchase Agreement with Amazon Corporate LLC, a subsidiary of Amazon.com, Inc. (“Amazon”). Under the Master Purchase Agreement, Amazon may purchase and we are committed to supply Avalanche 1000 digital direct-to-garment printers and NeoPigment ink and other consumables at agreed upon prices which are subject to volume. We also agreed to provide maintenance services and extended warranties to Amazon at agreed prices.

Concurrently with the Master Purchase Agreement, we issued warrants to an affiliate of Amazon to purchase up to 2,932,176 of our ordinary shares at an exercise price of $13.04 per share (either for cash or on a cashless basis). The warrants vest in increments over a five-year period based on payments by Amazon for products and services purchased from us beginning on May 1, 2016 in an amount of up to $150 million. We generated approximately 17% of our revenues (net of $2.0 million related to the fair value of the warrants associated with the revenue recognized) from Amazon in 2016 and, based on payments made by Amazon during 2016, some of the warrant shares were vested at the time of the execution of the Master Purchase Agreement.

Seasonal Variations

In the fourth quarter of 2016, our ink and other consumables revenues reached a record high as a result of significant sales to large customers, including Amazon. We expect that during the first quarter of 2017, ink and other consumables revenues will moderate as a function of the seasonality we generally experience. Because ink and other consumables sales generate higher gross margins than system sales, and because our cost structure is relatively fixed for the short term and we are continuing to invest in the overall growth of our business, this variability will impact our operating profit in the first quarter. See “Risk Factors — Our operating results are subject to seasonal variations, which could cause the price of our ordinary shares to decline.”

Preliminary Results of Operations for the Three Months Ended December 31, 2016 and the Year Ended December 31, 2016

Our consolidated financial statements for the three months ended December 31, 2016 and for the year ended December 31, 2016 are not yet available. Accordingly, the information presented below reflects our preliminary results subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the annual review of our consolidated financial statements. As a result, these preliminary results may differ from the actual results that will be reflected in our consolidated financial statements for the year when they are completed and publicly disclosed. These preliminary results may change and those changes may be material.

Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

Because we have not completed our closing processes, we are unable to estimate our income before taxes on income or the amount of taxes on income and, accordingly, are unable to estimate our net income. We have provided below our operating income. Although we are not able to estimate the amount of taxes on income, we have not identified any unusual or unique events or trends with respect to that line item that occurred during the three months ended December 31, 2016 or the year ended December 31, 2016 and that might materially affect our net income for that period or that year. We believe that the following information about our operating income, even when unaccompanied by information regarding our income before taxes on income or net income, is still helpful to an investor’s understanding of our operating performance.

	Year Ended December 31,			Three Months Ended December 31,
	2015	2016		2015	2016
	Actual	Estimated		Actual	Estimated
		Low	High		Low	High

	(in thousands)
Consolidated Statements of Income:
Revenues	$86,405	$106,677	$108,677	$25,498	$29,970	$31,970
Operating income	$5,768	$835	$1,795	$2,199	$209	$1,169
Supplemental Financial Data (unaudited):
Non-GAAP revenues(1)	$86,405	$108,707	$110,707	$25,498	$32,000	$34,000
Non-GAAP operating income(2)	$10,448	$9,972	$10,932	$3,326	$4,480	$5,440

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(1)      Non-GAAP revenues is a non-GAAP financial measure. Non-GAAP revenues consist of U.S. GAAP revenues adjusted to exclude the impact of the fair value of the warrants granted to an affiliate of Amazon.com, Inc. that relates to revenues recognized from Amazon in a particular period. The fair value of the warrants is recorded as a reduction to our revenue because their vesting is dependent on purchases of agreed volumes of our products and services. Since the value of the warrants depends, in part, on the price of our shares and their volatility, our net revenues fluctuates due to the non-cash impact of the value of the warrant on our gross revenues. This impact does not reflect the underlying performance of our operating business and, accordingly, the purpose of such adjustments is to give an indication of our performance, exclusive of non-cash charges, that are considered by management to be reflective of the performance of our underlying business. The following table presents a reconciliation of our revenues, the most directly comparable U.S. GAAP measure, to non-GAAP revenues.

	Year Ended December 31,			Three Months Ended December 31,
	2015	2016		2015	2016
	Actual	Estimated		Actual	Estimated
		Low	High		Low	High

	(in thousands)
Reconciliation of Revenues to Non-GAAP Revenues:
Revenues	$86,405	$106,677	$108,677	$25,498	$29,970	$31,970
Fair value of warrants deducted from revenues	—	2,030	2,030	—	2,030	2,030
Non-GAAP revenues	$86,405	$108,707	$110,707	$25,498	$32,000	$34,000

 (2)    Non-GAAP operating income is a non-GAAP financial measure. Non-GAAP operating income consists of U.S. GAAP operating income adjusted to exclude the impact of the fair value of the warrants deducted from revenues, share-based compensation expense, acquisition-related expenses, amortization of acquired intangible assets, compensation related to our IPO, excess cost of acquired inventory and other non-recurring expenses. The purpose of such adjustments is to give an indication of our performance exclusive of non-cash charges and other items that are considered by management to be reflective of the performance of our underlying business. The following table presents a reconciliation of our operating income, the most directly comparable U.S. GAAP measure, to non-GAAP operating income.

	Year Ended December 31,			Three Months Ended December 31,
	2015	2016		2015	2016
	Actual	Estimated		Actual	Estimated
		Low	High		Low	High

	(in thousands)
Reconciliation of Operating Income to Non-GAAP Operating Income:
Operating income	$5,768	$835	$1,795	$2,199	$209	$1,169
Fair value of warrants deducted from revenues	—	2,030	2,030	—	2,030	2,030
Share-based compensation expense	2,383	2,993	2,993	757	913	913
Acquisition-related expenses	800	881	881	—	50	50
Amortization of acquired intangible assets	222	520	520	115	204	204
Compensation related to our IPO	1,020	—	—	—	—	—
Excess cost of acquired inventory	—	2,472	2,472	—	1,074	1,074
Other non-recurring expenses	255	241	241	255	—	—
Non-GAAP operating income	$10,448	$9,972	$10,932	$3,326	$4,480	$5,440

Non-GAAP revenues and non-GAAP operating income are among the primary factors management uses in planning for and forecasting future periods. Furthermore, these non-GAAP measures are used internally to understand, manage and evaluate our business and make operating decisions, and we believe that it is useful to investors as a consistent and comparable measure of the ongoing performance of our business.

Our non-GAAP revenues and non-GAAP operating income are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Additionally, non-GAAP revenues and non-GAAP operating income may differ materially from similar non-GAAP measures used by other companies.

Revenues

We estimate our revenues will range from $30.0 million to $32.0 million in the three months ended December 31, 2016 compared to $25.5 million in the three months ended December 31, 2015. Based on the midpoint of the range of our estimated results of operation for 2016, the growth in revenues resulted from a 15.3% increase in system and services revenues to $18.1 million in the three months ended December 31, 2016 from $15.7 million in the three months ended December 31, 2015 and a 33.0% increase in sales of ink and other consumables to $12.9 million in the three months ended December 31, 2016 from $9.7 million in the three months ended December 31, 2015. The increase in system and services revenues was attributable to a change in the mix of systems sold, specifically sales of more high throughput systems in this period, which sell for higher average selling prices than our entry level systems. We believe that the increase in sales of high throughput systems was a result of the growing maturity of the web-to-print business model which calls for high throughput systems to meet the growing consumer demand. The increase in ink and other consumables revenues was due to the increase in our installed base, particularly of high throughput systems, which drive higher consumption of ink and other consumables.

Operating Income

Operating income fluctuated between a decrease of $1.9 million to a decrease of $1.0 million, representing a decrease ranging from approximately 91% to a decrease of approximately 47%, from $2.2 million in the three months ended December 31, 2015 to between $0.2 million and $1.2 million in the same period in 2016. Operating expenses increased during this period compared to the prior period mainly due to increases in salaries and related personnel expenses and share based compensation due to the hiring of additional personnel, reflecting an increase in headcount compared to the same period in the previous year, and increases in research and development and marketing activity.

Risks

Investing in our ordinary shares involves risks. You should carefully consider the risks described in “Risk Factors” section beginning on page S-14 before making a decision to invest in our ordinary shares. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•         If the market for digital textile printing does not develop as we anticipate, our sales may not grow as quickly as expected and our share price could decline.

•         If our customers use alternative ink or other consumables in our systems, our gross margin could decline significantly, and our business could be harmed.

•         We face increased competition and if we do not compete successfully, our revenues and demand for our solutions could decline.

•         A significant portion of our sales is concentrated among one of our independent distributors and a small number of customers, and our business would be adversely affected by a decline in sales to, or the loss of, this distributor or these customers.

•         Our quarterly results of operations have fluctuated in the past and may fluctuate in the future due to variability in our revenues.

•         Our contractual arrangements with Amazon, a significant customer, contain a number of material undertakings by us and other agreements, the impact of which cannot be fully predicted in advance.

•         If our relationships with suppliers, especially with single source suppliers of components, were to terminate, our business could be harmed.

•         Disruption of operations at our manufacturing site or those of third-party manufacturers could prevent us from filling customer orders on a timely basis.

•         Systems we introduced during the past two years or that are in development may not achieve market acceptance or gain adequate market share.

Our significant shareholder

Prior to this offering, entities affiliated with Fortissimo Capital Fund II (Israel) L.P. (“Fortissimo Capital”), beneficially owned 48.5% of our outstanding shares in the aggregate. Upon the completion of this offering, Fortissimo Capital will beneficially own 30.6% of our outstanding shares in the aggregate (or 28.1% if the underwriters exercise in full their option to purchase additional shares).

Corporate information

Our legal name is Kornit Digital Ltd. and we were incorporated under the laws of the State of Israel on January 16, 2002. Our registration number with the Israeli Registrar of Companies is 513195420. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

We are subject to the provisions of the Israeli Companies Law, 5759-1999, as amended. Our principal executive offices are located at 12 Ha’Amal Street, Rosh Ha’Ayin 4809246, Israel, and our telephone number is +972-3-908-5800. Our website address is www.kornit.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this prospectus supplement or the accompanying prospectus). Our agent for service of process in the United States is Kornit Digital North America Inc., located at 10541-10601 North Commerce Street, Mequon, Wisconsin 53092, and its telephone number is (262) 518-0200.

The offering

Ordinary shares:
Offered by us	2,000,000 ordinary shares (or 2,300,000 ordinary shares if the underwriters exercise in full their option to purchase additional shares).

Offered by the selling shareholders	5,000,000 ordinary shares (or 5,750,000 ordinary shares if the underwriters exercise in full their option to purchase additional shares).

Ordinary shares to be outstanding immediately after this offering	33,079,873 ordinary shares (or 33,379,873 ordinary shares if the underwriters exercise in full their option to purchase additional shares from us).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $33.1 million, based upon an assumed offering price of $17.75 per ordinary share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017, or approximately $38.2 million if the underwriters exercise in full their option to purchase additional ordinary shares from us, in each case after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes. We do not currently have any acquisitions or investments planned, however we may use a portion of the net proceeds to acquire or invest in complementary companies, products or technologies in the future. See “Use of proceeds” on page S-32 for more information. We will not receive any of the proceeds from the sale of shares by the selling shareholders. See “Use of proceeds.”

NASDAQ Global Select Market symbol	“KRNT”

Risk factors

See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Unless otherwise indicated, the number of ordinary shares to be outstanding after this offering (1) is based on 30,989,873 ordinary shares outstanding as of December 31, 2016 and excludes 4,124,036 ordinary shares reserved for issuance under our equity incentive plans as of December 31, 2016 of which we had outstanding options to purchase 2,722,161 ordinary shares at a weighted average exercise price of $6.99 per share, and (2) gives effect to the issuance of 90,000 ordinary shares pursuant to the exercise of options by one of the selling shareholders in this offering.

Unless otherwise indicated, all information in this prospectus supplement assumes (1) no exercise by the underwriters of their option to purchase up to an additional 300,000 ordinary shares from us and up to an additional 750,000 ordinary shares from the selling shareholders, and (2) no exercise of outstanding options or warrants after December 31, 2016, other than the exercise of options by one of the selling shareholders, which shares are reflected in the number of ordinary shares to be outstanding after this offering.

Summary consolidated financial and other data

The following tables set forth our summary consolidated financial data. You should read the following summary consolidated financial data in conjunction with “ITEM 3: Key Information — Selected Financial Data,” “ITEM 5: Operating and Financial Review and Prospects” and our consolidated financial statements and the related notes found in our Annual Report on Form 20-F for the year ended December 31, 2015. The summary consolidated statements of income data for the years ended December 31, 2013, 2014 and 2015 and summary consolidated balance sheet data as of December 31, 2015 are derived from our audited consolidated financial statements included in “ITEM 18: Financial Statements” in our Annual Report on Form 20-F for the year ended December 31, 2015. The summary consolidated statements of income data for the nine months ended September 30, 2015 and 2016 and the summary consolidated balance sheet data as of September 30, 2016 are derived from our Current Report on Form 6-K filed on January 3, 2017, which is incorporated by reference in this prospectus supplement. The historical results set forth below are not necessarily indicative of the results to be expected in future periods. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
	(in thousands, except share and per share data)
Consolidated Statements of Income:
Revenues	$49,395	$66,364	$86,405	$60,907	$76,707
Cost of revenues(1)	27,953	37,187	45,820	32,377	40,924
Gross profit	21,442	29,177	40,585	28,530	35,783
Operating expenses:
Research and development(1)	7,443	9,475	11,950	8,573	12,293
Sales and marketing(1)	7,734	10,616	13,367	9,175	13,585
General and administrative(1)	3,278	5,266	9,500	7,213	9,279
Total operating expenses	18,455	25,357	34,817	24,961	35,157
Operating income (loss)	2,987	3,820	5,768	3,569	626
Finance income (expenses), net	(460)	(15)	(334)	(170)	93
Income before taxes on income	2,527	3,805	5,434	3,399	719
Taxes on income	1,393	782	709	739	711
Net income (loss)	$1,134	$3,023	$4,725	$2,660	$8

Net earnings (loss) per ordinary share(2)
Basic	$0.13	$0.34	$0.19	$0.12	$0.00
Diluted	$0.11	$0.29	$0.18	$0.11	$0.00
Weighted average number of ordinary shares used in computing income per ordinary share(2)
Basic	8,953,565	8,969,588	24,633,369	22,814,312	30,474,462
Diluted	9,880,049	10,446,329	26,458,584	24,734,519	31,739,909

	As of September 30, 2016
	Actual	As adjusted(3)
Consolidated Balance Sheet Data:
Cash and cash equivalents and available for sale marketable securities	$56,691	$90,023
Working capital(4)	60,653	93,985
Total assets	132,186	165,518
Total long-term liabilities	2,594	2,594
Total shareholders’ equity	103,364	136,696

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
	(in thousands)
Supplemental Financial Data:
Adjusted EBITDA(5)	$4,281	$6,069	$9,933	$6,474	$4,713

____________

(1)      Includes share-based compensation expense as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
	(in thousands)
Share-based Compensation Expense:
Cost of revenues	$11	$96	$306	$197	$337
Research and development	21	86	281	208	125
Sales and marketing	66	207	537	339	435
General and administrative	28	508	1,259	882	1,183
Total share-based compensation expense	$126	$897	$2,383	$1,626	$2,080

 (2)    Basic and diluted net earnings per ordinary share is computed based on the basic and diluted weighted average number of ordinary shares outstanding during each period. For additional information, see notes 2y and 10 to our consolidated financial statements included in our Annual report on Form 20-F for the year ended December 31, 2015.

(3)      As adjusted gives effect to (i) the issuance and sale of ordinary shares by us in this offering at the assumed public offering price of $17.75 per ordinary share based on the last reported sale price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017 after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the receipt by us of $200,000 in connection with the exercise of options by one of the selling shareholders.

(4)      Working capital is defined as total current assets minus total current liabilities.

(5)      The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$1,134	$3,023	$4,725	$2,660	$8
Finance (income) expenses, net	460	15	334	170	(93)
Taxes on income	1,393	782	709	739	711
Depreciation and amortization	1,168	1,352	1,782	1,279	2,007
Share-based compensation expense	126	897	2,383	1,626	2,080
Adjusted EBITDA	$4,281	$6,069	$9,933	$6,474	$4,713

Adjusted EBITDA is a non-GAAP measure defined as net income before finance income (expenses), net (including foreign exchange gains and losses), taxes on income, depreciation and amortization, and share-based compensation expense for a given period. Adjusted EBITDA is not a measure of our financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and our financial results presented in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•         Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•         Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•         Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

We believe that Adjusted EBITDA is a useful measure for analyzing the performance of our core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the dollar (affecting finance income (expenses), net, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense) and share-based compensation expense (because it is a non-cash expense).

Risk factors

An investment in our ordinary shares involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed below, before making your investment decision.

Risks Related to Our Business and Our Industry

If the market for digital textile printing does not develop as we anticipate, our sales may not grow as quickly as expected and our share price could decline.

The global printed textile industry is currently dominated by analog printing processes, the most common of which are screen printing and carousel printing. If the global printed textile industry does not more broadly accept digital printing as an alternative to analog printing, our revenues may not grow as quickly as expected, or may decline, and our share price could suffer. Widespread adoption of digital textile printing depends on the willingness and ability of businesses in the printed textile industry to replace their existing analog printing systems with digital printing systems. These businesses may decide that digital printing processes are less reliable, less cost-effective, of lower quality, or otherwise less suitable for their commercial needs than analog printing processes. For example, screen printing currently tends to be faster and less expensive than digital printing on a cost per print basis for larger production runs. Even if businesses are persuaded as to the benefits of digital printing, we do not know whether potential buyers of digital printing systems will delay their investment decisions. As a result, we may not correctly estimate demand for our solutions, which could cause us to fail to meet customer needs in a timely manner or fail to take advantage of economies of scale in the production of our solutions.

If our customers use alternative ink or other consumables in our systems, our gross margin could decline significantly, and our business could be harmed.

Our business model benefits significantly from recurring sales of our ink and other consumables for our existing and growing installed base of systems. Third parties could try to sell, and purchasers of our systems can seek to buy, alternative versions of our ink or other consumables. We have encountered limited instances of these activities by third parties in specific markets. Third-party ink and other consumables might be less expensive or otherwise more appealing to our customers than our ink and other consumables. Significant sales of third-party inks and other consumables to our customers could adversely impact our revenues and would have a more significant effect on our gross margins and overall profitability.

Given the sensitivity of our systems and, in particular, print heads to lower quality ink, which may cause our print heads to clog or otherwise malfunction, our systems operate at the highest throughput level only when using our ink and other consumables in order to protect them from damage. In addition, since we are unable to control the impact of third-party inks, their use voids the warranty that comes with our systems. We have also sought to protect the proprietary technology underlying our ink through patents and other forms of intellectual property protections. These steps that we have taken to ensure the smooth operation of our systems and our ability to fully invoke all our intellectual property rights may be challenged. Any reduction in our ability to market and sell our ink and other consumables for use in our systems may adversely impact our future revenues and our overall profitability.

We face increased competition and if we do not compete successfully, our revenues and demand for our solutions could decline.

The principal competition for our digital printing systems comes from manufacturers of analog screen printing systems, textile printers and ink. Our principal competitor in the high throughput digital DTG market is Aeoon Technologies GmbH. We also face competition in this market from Brother International Corporation, Seiko Epson Corporation, Ricoh and a number of smaller competitors with respect to our entry level system. Our competitors in the R2R market include: Dover Corporation through its MS Printing Solutions S.r.l. subsidiary, Durst Phototechnik AG; Electronics for Imaging, Inc. through its Reggiani Macchine SpA subsidiary; Mimaki Engineering Co., Ltd.; and a number of smaller competitors. Some of our current and potential competitors have larger overall installed bases, longer operating histories and greater name recognition than we have. In addition, many of these competitors have greater sales and marketing resources, more advanced manufacturing operations, broader distribution channels and greater customer support resources than we have. Some of our competitors in the R2R market have become increasingly interested in moving from rotary screen printing to digital printing and have broadened their product offering by merging with or acquiring other companies in the R2R market. Current and future competitors may be able to respond more quickly to changes in customer demands and devote greater resources to the development, promotion and sale of their printers and ink and other consumables than we can. Our current and potential competitors in both the DTG and R2R markets may also develop and market new technologies that render our existing solutions unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our solutions at prices comparable to or lower than ours, we may be forced to decrease the prices of our solutions in order to remain competitive, which could reduce our gross margins.

A significant portion of our sales is concentrated among one of our independent distributors and a small number of customers, and our business would be adversely affected by a decline in sales to, or the loss of, this distributor or these customers.

Our distributor in the United States, Hirsch International Corporation, accounted for approximately 18% and, based on the midpoint of the range of our estimated results of operation for 2016, approximately 21% of our revenues in 2015 and 2016, respectively. We have entered into a non-exclusive distributor agreement with Hirsch with a term that ends in April 2017 subject to automatic renewal for successive one-year periods unless one party notifies the other party that it does not wish to renew the agreement. Hirsch may fail to devote the same level of attention to our solutions as it currently does, elect to distribute competitors’ products or be less successful than distributors of competitors’ products in their territories and, as a result, sales of our solutions may suffer. In addition, our relationship with Hirsch could be terminated with little or no notice if Hirsch becomes subject to bankruptcy or other similar proceedings or otherwise becomes unable or unwilling to continue its business relationship with us, and we may not be able to find a qualified and successful replacement in a timely manner. Additionally, a default by Hirsch at a time that it has a significant receivables balance with us could harm our financial condition. Based on the midpoint of the range of our estimated results of operation for 2016, Amazon Corporate LLC, a subsidiary of Amazon.com, Inc., accounted for approximately 17% of our revenues (net of $2.0 million related to the fair value of warrants issued to an affiliate of Amazon). Our ten largest customers accounted for approximately 71% of our revenues for the nine months ended September 30, 2016. The loss of either this distributor or customer, or another one of our significant customers, or variability in their order flows could materially adversely affect our revenues. Due to the concentration of our revenues with this distributor and customer, any such event could have a material adverse effect on our results of operations.

Our operating results are subject to seasonal variations, which could cause the price of our ordinary shares to decline.

Our business is seasonal. The fourth quarter has historically been our strongest quarter in terms of revenues and the first quarter has been our weakest. This seasonality coincides with holiday spending, which is at its highest at the end of the year, especially in the United States and Europe. In the last three fiscal years, we have continuously increased our operating expenses throughout the year, and as such, the expense run rate at which we have ended each year is significantly higher than where we started the given year. The carryover of such costs into the first quarter of the following year results in downward pressure on operating margins, which is compounded by seasonally lower revenue in the first quarter compared to other quarters.

In addition, during the fourth quarter, when customer spending is at its highest levels, we enjoy a more favorable revenue mix, generating greater revenues from the sales of ink and other consumables than in the first quarter. Since sales of ink and other consumables generate higher gross margins than systems sales, gross margin in the fourth quarter tends to be higher than gross margin in the first quarter, when our customers typically reduce their system utilization rates significantly, and thereby purchase less ink and other consumables. This impact leads to a reduction in overall operating margins. As we continue to focus our sales efforts on larger accounts, and as we continue to invest in the growth of our business, the impact of this seasonal decline in revenues generated from sales of ink and other consumables may have a more pronounced impact on gross margins and operating margins.

Our quarterly results of operations have fluctuated in the past and may fluctuate in the future due to variability in our revenues.

Our revenues and other results of operations have fluctuated from quarter to quarter in the past and could continue to fluctuate in the future. Our revenues depend in part on the sale and delivery of our systems, and we cannot predict with certainty when sales transactions for our systems will close or when we will be able to recognize the revenues from such sales, which generally occurs upon delivery and installation of our systems. Customers that we expect to purchase our systems may delay doing so due to a change in their priorities or business plans, including as a result of adverse general economic conditions that may disproportionately impact the ability of the small businesses that constitute a significant portion of our customer base to expend capital or access financing sources. Such conditions could also force us to reduce our prices or limit our ability to profit from economies of scale, which could harm our gross margins. As a result of these factors, we may fail to meet market expectations for any given quarter if sales that we expect for that quarter are delayed until subsequent quarters. Our Allegro and Vulcan systems are offered at a higher average selling price than our other systems and, as a result, have longer sales cycles. The closing of one or more large transactions in a particular quarter may make it more difficult for us to meet market expectations in subsequent quarters, and our failure to close one or more large transactions in a particular quarter could adversely impact our revenues for that quarter. In addition, we may experience slower growth in our gross margins as our new systems gain commercial acceptance. Our gross margins may also fluctuate based on the regions in which sales of these systems occur.

Our customers generally purchase our ink and other consumables on an as-needed basis, and delays in making such purchases by a number of customers could result in a meaningful shift of revenues from one quarter to the next. Moreover, because ink and other consumables have a shelf life of up to 12 months, we typically maintain inventories of ink and other consumables sufficient to cover our average sales for one quarter. These inventories may not match customers’ demands for any given quarter, which could cause shortages or excesses in our inventory of ink and other consumables and result in fluctuations of our quarterly revenues. These inventory requirements may also limit our ability to profit from economies of scale in the production and marketing of our ink and other consumables.

Furthermore, we base our current and future expense levels on our revenue forecasts and operating plans, and our costs are relatively fixed in the short term, due in part to long lead times required for ordering certain components of our systems and ordering assembly of our systems by third-party manufacturers. Accordingly, we would likely not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues during a particular quarter, and even a relatively small decrease in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet financial expectations for a given period.

Our contractual arrangements with Amazon, a significant customer, contain a number of material undertakings by us and other agreements the impact of which cannot be fully predicted in advance.

In January 2017, we entered into a master purchase agreement with an affiliate of Amazon.com, Inc. governing our sales of our systems and ink and other consumables at agreed upon prices that vary based on sales volumes. We also agreed to provide maintenance services and extended warranties to Amazon at agreed prices. The term of the agreement is five years beginning on May 1, 2016 and extends automatically for additional one year periods unless terminated by Amazon. We have issued to an affiliate of Amazon a warrant to purchase up to 2,932,176 of our ordinary shares.

Our contractual agreements with Amazon contain a number of material undertakings and other arrangements:

•         Our revenues are presented net of the relative value of the warrants in each particular period related to the revenues recognized. Since the value of the warrants depends, in part, on the price of our shares and their volatility, our net revenues may fluctuate due to the non-cash impact of the value of the warrant on our gross revenues.

•         We have agreed to provide a rebate to Amazon based on the number of systems and amount of ink and other consumables Amazon purchases. The timing and scale of any such rebate may be difficult to predict and may cause fluctuations in our quarterly and annual revenues, gross profit and operating profit.

•         We are required to notify Amazon 12 months in advance if we intend to stop supporting one of the products or services that we supply to Amazon and to continue to manufacture the product or provide such service during such 12 month period. Subject to certain exceptions, we are required to continue to supply ink in such quantities as Amazon requires for at least 36 months after the earlier of (1) the end of the term of the master purchase agreement or (2) 18 months following the purchase of the last product sold pursuant to the agreement.

The impact of the provisions listed above cannot be fully predicted in advance and could, in certain circumstances, adversely impact our business or results of operations.

If our relationships with suppliers, especially with single source suppliers of components, were to terminate, our business could be harmed.

We maintain an inventory of parts to facilitate the timely assembly of our systems, production of our ink and other consumables, and servicing our installed base. Most components are available from multiple suppliers, although certain components used in our systems and ink and other consumables, such as our print heads and certain chemicals included in our inks, are only available from single or limited sources as described below.

•         The print heads for our systems are supplied by a sole supplier, FujiFilm Dimatix, Inc., or FDMX. We entered into an agreement with FDMX in 2015, pursuant to which FDMX is continuing to sell us certain off-the-shelf print heads and additional products, all of which FDMX regularly sells to providers of inkjet systems. The agreement provides that beginning with the start of the first one-year renewal period, FDMX may increase the prices of the products that we purchase from it upon 90-days’ prior notice, subject to certain conditions. The agreement renews automatically for successive one-year periods, but FDMX or we can terminate the agreement upon 90 days’ notice prior to the end of the then current term. Our current agreement terminates in December 2019 and provides for one three year renewal period and for further one year renewal periods thereafter. Our agreement further provides that FDMX may, at its option, discontinue products supplied under the agreement, provided that we are given one year notice of the planned discontinuance and are provided with an end of life purchase program.

•         A chemical used in some of our inks is supplied by B.G. (Israel) Technologies Ltd., or BG Bond, a subsidiary of Ashtrom Ltd., a large public Israeli industrial company. We entered into an agreement with BG Bond in December 2016 pursuant to which we agree to purchase and BG Bond agrees to produce this chemical at set prices. In exchange for an upfront payment, which is refundable upon the purchase of the chemical, BG Bond agreed to install additional equipment dedicated to the production of the chemical. The agreement is for a term of five years or until we purchase a certain agreed upon minimum quantity and cannot be terminated by us other than in case of material breach by BG Bond. For some of our inks, this chemical is supplied by The Dow Chemical Company, a multinational producer of chemicals and other compounds. We currently purchase these chemicals from the Dow Chemical Company on a purchase order basis.

The loss of any of these suppliers, or of a supplier for which there are limited other sources, could result in the delay of the manufacture and delivery of our systems. For instance, FDMX has from time to time indicated that it may discontinue manufacturing the print head that we currently source from it and use in our systems, although it has never provided notice that it is actually doing so. In the event FDMX discontinues manufacturing the print head, we would be required to qualify a new print head for our systems. In order to minimize the risk of any impact from a disruption or discontinuation in the supply of print heads, raw materials or other components from limited source suppliers, we maintain an additional inventory of such components, in addition to the end of life purchase program that would be available to us if the products we purchase from FDMX were discontinued. Nevertheless, such inventory may not be sufficient to enable us to continue supplying our products should we need to locate and qualify a new supplier.

Other risks stemming from our reliance on suppliers include:

•         if we experience an increase in demand for our solutions, our suppliers may be unable to provide us with the components that we need in order to meet that increased demand in a timely manner;

•         our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements;

•         we may experience production delays related to the evaluation and testing of products from alternative suppliers;

•         we may be subject to price fluctuations due to a lack of long-term supply arrangements for key components;

•         we or our suppliers may lose access to critical services and components, resulting in an interruption in the manufacture, assembly and shipment of our systems or inks and other consumables; and

•         Fluctuations in demand for components that our suppliers manufacture for others may affect their ability or willingness to deliver components to us in a timely manner.

If any of these risks materialize, the costs associated with developing alternative sources of supply or assembly in a timely manner could have a material adverse effect on our ability to meet demand for our solutions. Our ability to generate revenues could be impaired, market acceptance of our solutions could be adversely affected, and customers may instead purchase or use alternative products. We may not be able to find new or alternative components of a requisite quality or find that we are unable to reconfigure our systems and manufacturing processes in a timely manner if the necessary components become unavailable. As a result, we could incur increased production costs, experience delays in the delivery of our solutions and suffer harm to our reputation, which may have an adverse effect on our business and results of operations.

Disruption of operations at our manufacturing site or those of third-party manufacturers could prevent us from filling customer orders on a timely basis.

We manufacture our ink and other consumables at our facility in Kiryat Gat, Israel. We also rely on contract manufacturing services provided by ITS Industrial Techno Logic Solutions Ltd and Flex Israel Ltd., which are also in Israel, to assemble our systems. We expect that almost all of our revenues in the near term will be derived from the systems and ink and other consumables manufactured at these facilities. If operations in any of these facilities were to be disrupted due to a major equipment failure or power failure lasting beyond the capabilities of backup generators or other events outside of our reasonable control, our manufacturing capacity could be shut down for an extended period, we could experience a loss of raw materials or finished goods inventory and our ability to operate our business would be harmed. In addition, in any such event, the repair or reconstruction of our or our third-party manufacturers’ manufacturing facilities and storage facilities could take a significant amount of time. During this period, we or our third-party manufacturers would be unable to manufacture some or all of our systems or we may not be able to produce our ink and other consumables. In addition, at any given moment we have only a limited inventory of our systems and ink and other consumables that we can supply to our customers in the event that our manufacturing is disrupted.

Systems we introduced during the past two years or that are in development may not achieve market acceptance or gain adequate market share.

Since 2015, we introduced two new systems to the market. We began selling our Allegro system commercially in the R2R market in the second quarter of 2015. During 2016, we commercially launched our new system, the Vulcan, which is a digital alternative for carousel screen printing within the DTG segment. We cannot ensure that the significant investments that we have made in distribution, sales and customer service teams to launch the new systems will enable us to continue to market, sell and distribute the systems as planned. Market acceptance of the new systems will depend on, among other things, the systems demonstrating a real advantage over existing printers, the success of our sales and marketing teams in creating awareness of the systems, the sales price and the return on investment of the systems relative to alternative printers, customer recognition of the value of our technology, the effectiveness of our marketing campaigns, and the general willingness of potential customers to try new technologies. In the event that we are unable to achieve market acceptance of our new systems, our growth and future prospects may be adversely affected.

Our operating and net profit margins could decline further in the near-term if we fail to execute on our growth strategies.

Our operating margin declined from 6.3% in 2015 to 3.5% in 2016 based on the midpoint of the range of our estimated results of operation for 2016. We also experienced a smaller decline in our non-GAAP operating margin (see “Prospectus supplement summary — Recent developments” for an explanation of how we calculate non-GAAP operating income). Our growth strategies, many of which are aimed at improving our operating and net profit margins, include increasing sales to existing customers, acquiring new high volume customers, capitalizing on growth in our targeted markets and extending our serviceable addressable market by continuing to enhance our solutions. If we do not execute these strategies successfully, it could adversely impact our revenues and have a negative impact on our operating and net profit margins.

Our business and operations may be negatively affected if we fail to effectively manage our growth.

We have experienced significant growth in a relatively short period of time and intend to continue to grow our business. Our revenues grew from $66.4 million in 2014 to an estimated $108.8 million in 2016 based on the midpoint of the range of our estimated results of operation for 2016. Our headcount increased from 251 as of December 31, 2014 to 390 as of December 31, 2016. We plan to hire additional employees across all areas of our company. Our rapid growth has placed significant demands on our management, sales and operational and financial infrastructure, and our growth will continue to place significant demands on these resources. Further, in order to manage our future growth effectively, we must continue to improve and expand our IT and financial infrastructure, operating and administrative systems and controls and efficiently manage headcount, capital and processes. We may not be able to successfully implement these improvements in a timely or efficient manner, and our failure to do so may materially impact our projected growth rate.

We are subject to extensive environmental, health and safety laws and regulations which, if not met, could have a material adverse effect on our business, financial condition and results of operations.

Our manufacturing and development facilities use chemicals and produce waste materials, which require us to hold business licenses that may include conditions set by the Ministry of Environmental Protection for the operations of such facilities. We are also subject to extensive environmental, health and safety laws and regulations governing, among other things, the use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, air, water and ground contamination, air emissions and the cleanup of contaminated sites. While we have currently not identified any material non-compliance with these laws and regulations, in the future they could potentially require the expenditure of significant amounts in the event of non-compliance and/or remediation. If we fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of our toxin permit, business permits, or other permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury, including exposure to hazardous substances that we use, store, handle, transport, manufacture or dispose of, or property damage. Some environmental, health and safety laws and regulations allow for strict, joint and several liability for remediation costs, regardless of comparative fault. We may be identified as a potentially responsible party under such laws. Such developments could have a material adverse effect on our business, financial condition and results of operations. Environmental, health and safety laws and regulations may also change from time to time. Complying with any new requirements may involve substantial costs and could cause significant disruptions to our research, development, manufacturing, and sales.

Exchange rate fluctuations between the U.S. dollar and the Israeli shekel, the Euro and other non-U.S. currencies may negatively affect our earnings.

The dollar is our functional and reporting currency. However, a significant portion of our operating expenses are incurred in Israeli shekels, or NIS. As a result, we are exposed to the risk that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. To protect against an increase the dollar-denominated value of expenses paid in NIS during the year, we have instituted a foreign currency cash flow hedging program, which seeks to hedge a portion of the economic exposure associated with our anticipated NIS-denominated expenses using derivative instruments. We expect that the substantial majority of our revenues will continue to be denominated in U.S. dollars for the foreseeable future and that a significant portion of our expenses will continue to be denominated in NIS. We cannot provide any assurances that our hedging activities will be successful in protecting us in full from adverse impacts from currency exchange rate fluctuations since we only plan to hedge a portion of our foreign currency exposure, and we cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the dollar. For example, based on annual average exchange rates, the dollar depreciated 0.9% and appreciated 8.6% against the NIS in 2014 and 2015, respectively, and depreciated by 0.3% against the NIS in 2016. During these periods, there was deflation in Israel of 0.2%, 1.0% and 0.2% in 2014, 2015 and 2016, respectively. If the dollar cost of our operations increases, our dollar-measured results of operations will be adversely affected. See “ITEM 11. Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Risk” in our 2015 Annual Report on Form 20-F for the year ended December 31, 2015.

Our business could suffer if we are unable to attract and retain key employees.

Our success depends upon the continued service and performance of our senior management and other key personnel. Our senior executive team is critical to the management of our business and operations, as well as to the development of our strategies. The loss of the services of any of these personnel could delay or prevent the continued successful implementation of our growth strategy, or our commercialization of new applications for our systems and ink and other consumables, or could otherwise affect our ability to manage our company effectively and to carry out our business plan. Members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in our industry. There can be no assurance that we will be able to continue to retain such personnel.

Our growth and success also depend on our ability to attract and retain additional highly qualified scientific, technical, sales, managerial, operational, HR, marketing and finance personnel. We compete to attract qualified personnel, and, in some jurisdictions in which we operate, the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to lawsuits from their former employers. While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees for our research and development operations on acceptable terms, we may not be able to continue to competitively develop and commercialize our solutions or new applications for our existing systems. Further, any failure to effectively integrate new personnel could prevent us from successfully growing our company.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company’s trade secrets or other intellectual property.

We have a significant presence in international markets and plan to continue to expand our international operations, which exposes us to a number of risks that could affect our future growth.

We have a worldwide sales, marketing and support infrastructure that is comprised of independent distributors and value added resellers, and our own personnel resulting in a sales, marketing and support presence in over 100 countries, including markets in North America, Western and Eastern Europe, the Asia Pacific region and Latin America. We expect to continue to increase our sales headcount, our applications development headcount, our field support headcount, our marketing headcount and our engineering headcount and, in some cases, establish new relationships with distributors, particularly in markets where we currently do not have a sales or customer support presence. As we continue to expand our international sales and operations, we are subject to a number of risks, including the following:

•         greater difficulty in enforcing contracts and accounts receivable collection, as well as longer collection periods;

•         increased expenses incurred in establishing and maintaining office space and equipment for our international operations;

•         fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business;

•         greater difficulty in recruiting local experienced personnel, and the costs and expenses associated with such activities;

•         general economic and political conditions in these foreign markets;

•         economic uncertainty around the world;

•         management communication and integration problems resulting from cultural and geographic dispersion;

•         risks associated with trade restrictions and foreign legal requirements, including the importation, certification, and localization of our solutions required in foreign countries, such as high import taxes in Brazil and other Latin American markets where we sell our products;

•         greater risk of unexpected changes in regulatory practices, tariffs, and tax laws and treaties;

•         the uncertainty of protection for intellectual property rights in some countries;

•         greater risk of a failure of employees to comply with both U.S. and foreign laws, including antitrust regulations, the U.S. Foreign Corrupt Practices Act (FCPA), and any trade regulations ensuring fair trade practices; and

•         heightened risk of unfair or corrupt business practices in certain regions and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements.

Any of these risks could adversely affect our international operations, reduce our revenues from outside the United States or increase our operating costs, adversely affecting our business, results of operations and financial condition and growth prospects. There can be no assurance that all of our employees and channel partners will comply with the formal policies we have and will implement, or applicable laws and regulations. Violations of laws or key control policies by our employees and channel partners could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our software and services and could have a material adverse effect on our business and results of operations.

If we are unable to obtain patent protection for our solutions or otherwise protect our intellectual property rights, our business could suffer.

The success of our business depends on our ability to protect our proprietary technology, brand owners and other intellectual property and to enforce our rights in that intellectual property. We attempt to protect our intellectual property under patent, trademark, copyright and trade secret laws, and through a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection.

As of December 31, 2016, we owned nine issued patents in the United States and 12 provisional or pending U.S. patent applications, along with ten pending non-U.S. patent applications. We also had ten patents issued in non-U.S. jurisdictions, and six pending Patent Cooperation Treaty patent applications, which are counterparts of our U.S. patent applications. The non-U.S. jurisdictions in which we have issued patents or pending applications are China, the European Union or European countries of the European Union, Hong Kong, Israel and India. We may file additional patent applications in the future. The process of obtaining patent protection is expensive, time-consuming, and uncertain, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner all the way through to the successful issuance of a patent. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. Furthermore, it is possible that our patent applications may not issue as granted patents, that the scope of our issued patents will be insufficient or not have the coverage originally sought, that our issued patents will not provide us with any competitive advantages, and that our patents and other intellectual property rights may be challenged by others through administrative processes or litigation resulting in patent claims being narrowed, invalidated, or unenforceable. In addition, issuance of a patent does not guarantee that we have an absolute right to practice the patented invention. Our policy is to require our employees (and our consultants and service providers, including third-party manufacturers of our systems and components, that develop intellectual property included in our systems) to execute written agreements in which they assign to us their rights in potential inventions and other intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but we cannot assure you that we have adequately protected our rights in every such agreement or that we have executed an agreement with every such party. Finally, in order to benefit from the protection of patents and other intellectual property rights, we must monitor and detect infringement and pursue infringement claims in certain circumstances in relevant jurisdictions, all of which are costly and time-consuming. As a result, we may not be able to obtain adequate protection or to effectively enforce our issued patents or other intellectual property rights.

In addition to patents, we rely on trade secret rights, copyrights, trademarks, and other rights to protect our proprietary intellectual property and technology. Despite our efforts to protect our proprietary intellectual property and technology, unauthorized parties, including our employees, consultants, service providers or customers, may attempt to copy aspects of our solutions or obtain and use our trade secrets or other confidential information. We generally enter into confidentiality agreements with our employees, consultants, service providers, vendors, channel partners and customers, and generally limit access to and distribution of our proprietary information and proprietary technology through certain procedural safeguards. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our intellectual property or technology. We cannot assure you that the steps taken by us will prevent misappropriation of our intellectual property or technology or infringement of our intellectual property rights. In addition, the laws of some foreign countries where we sell or distribute our solutions do not protect intellectual property rights and technology to the same extent as the laws of the United States, and these countries may not enforce these laws as diligently as government agencies and private parties in the United States. Based on the 2013 report on intellectual property rights protection and enforcement published by the Office of the United States Trade Representative, such countries included Ukraine (designated a priority foreign country) and Chile, China, India, Indonesia, Russia and Thailand (designated as priority watch list countries).

If we are unable to protect our trademarks from infringement, our business prospects may be harmed.

We own trademarks that identify “Kornit” and “NeoPigment” among others, and have registered these trademarks in certain key markets. Although we take steps to monitor the possible infringement or misuse of our trademarks, third parties may violate our trademark rights. Any unauthorized use of our trademarks could harm our reputation or commercial interests. In addition, efforts to enforce our trademarks may be expensive and time-consuming, and may not effectively prevent infringement.

We may become subject to claims of intellectual property infringement by third parties or may be required to indemnify our distributors or other third parties against such claims, which, regardless of their merit, could result in litigation, distract our management and materially adversely affect our business, results of operations or financial condition.

We have in the past and may in the future become subject to third-party claims that assert that our solutions, services and intellectual property infringe, misappropriate or otherwise violate third-party intellectual property or other proprietary rights.

Intellectual property disputes can be costly and disruptive to our business operations by diverting the attention and energies of management and key technical personnel, and by increasing our costs of doing business. Even if a claim is not directly against us, our agreements with distributors generally require us to indemnify them against losses from claims that our products infringe third-party intellectual property rights and entitle us to assume the defense of any claim as part of the indemnification undertaking. Our assumption of the defense of such a claim may result in similar costs, disruption and diversion of management attention to an extent similar to that of a claim that is asserted directly against us. We may not prevail in any such dispute or litigation, and an adverse decision in any legal action involving intellectual property rights could harm our intellectual property rights and the value of any related technology or limit our ability to execute our business.

Adverse outcomes in intellectual property disputes could:

•         require us to redesign our technology or force us to enter into costly settlement or license agreements on terms that are unfavorable to us;

•         prevent us from manufacturing, importing, using, or selling some or all of our solutions;

•         disrupt our operations or the markets in which we compete;

•         impose costly damage awards;

•         require us to indemnify our distributors and customers; and

•         require us to pay royalties.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee proprietary rights. The Patent Law also provides under Section 134 that if there is no agreement between an employer and an employee as to whether the employee is entitled to consideration for service inventions, and to what extent and under which conditions, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine these issues. Section 135 of the Patent law provides criteria for assisting the Committee in making its decisions. According to case law handed down by the Committee, an employee’s right to receive consideration for service inventions is a personal right and is entirely separate from the proprietary rights in such invention. Therefore, this right must be explicitly waived by the employee. A decision handed down in May 2014 by the Committee clarifies that the right to receive consideration under Section 134 can be waived and that such waiver can be made orally, in writing or by behavior like any other contract. The Committee will examine, on a case by case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, nor the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. Similarly, it remains unclear whether waivers by employees in their employment agreements of the alleged right to receive consideration for service inventions should be declared as void being a depriving provision in a standard contract. We generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such service inventions beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions.

Undetected defects in the design or manufacturing of our products may harm our business and results of operations.

Our systems, ink and other consumables, and associated software may contain undetected errors or defects when first introduced or as new versions are released. We have experienced these errors or defects in the past during the introduction of new systems and system upgrades. We expect that these errors or defects will be found from time to time in new or enhanced systems after commencement of commercial distribution or upon software upgrades. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineers from our product development and customer service efforts and harm our reputation. We may experience a delay in revenue recognition or collection of due payments from relevant customers as a result of our systems’ inability to meet agreed performance metrics. In addition, the use of third-party inks may harm the operation of our systems and reduce customer satisfaction with them, which could harm our reputation and adversely affect sales of our systems. We may also be subject to liability claims for damages related to system errors or defects. Although we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted against us. Any product liability claim brought against us could force us to incur significant expenses, divert management time and attention, and harm our reputation and business. In addition, costs or payments made in connection with warranty and product liability claims and system recalls could materially affect our financial condition and results of operations.

We may need substantial additional capital in the future, which may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our pipeline products or intellectual property. If additional capital is not available, we may have to delay, reduce or cease operations.

Based on our current business plan, we believe our cash flows from operating activities and our existing cash resources will be sufficient to meet our currently anticipated cash requirements through the next 12 months without drawing on our lines of credit or using significant amounts of the net proceeds from our initial public offering and this offering. Nevertheless, to the extent our anticipated cash requirements change, we may seek additional funding in the future. This funding may consist of equity offerings, debt financings or any other means to expand our sales and marketing capabilities, develop our future solutions or pursue other general corporate purposes. Securing additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to market our current solutions and develop and sell future solutions. Additional funding may not be available to us on acceptable terms, or at all.

To the extent that we raise additional capital through, for example, the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our ordinary shares to decline.

We have acquired businesses and may acquire other businesses and/or companies, which could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our results of operations.

As part of our business strategy and in order to remain competitive, we have acquired businesses and may acquire or make investments in other complementary companies, products or technologies. However, we have only made small acquisitions and our experience in acquiring and integrating other companies, products or technologies is limited. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete other acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, analysts and investors. In addition, if we are unsuccessful at integrating such acquisitions or the technologies associated with such acquisitions, our revenues and results of operations may be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our ordinary shares. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

Risks Related to Our Ordinary Shares and the Offering

Our share price may be volatile.

Our ordinary shares were first offered publicly in our initial public offering in April 2015 at a price of $10.00 per share, and our ordinary shares have subsequently traded as high as $18.40 and as low as $8.00 through January 20, 2017. The market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•         actual or anticipated variations in our and/or our competitors’ results of operations and financial condition;

•         variance in our financial performance from the expectations of market analysts;

•         announcements by us or our competitors of significant business developments, changes in service provider relationships, acquisitions, strategic relationships or expansion plans;

•         changes in the prices of our solutions;

•         our involvement in litigation;

•         our sale of ordinary shares or other securities in the future;

•         market conditions in our industry;

•         changes in key personnel;

•         the trading volume of our ordinary shares;

•         changes in the estimation of the future size and growth rate of our markets; and

•         general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.

Investors in this offering will experience immediate substantial dilution in net tangible book value.

The price of our ordinary shares in this offering is considerably greater than the net tangible book value per share of our outstanding ordinary shares immediately after this offering. Accordingly, investors in this offering will incur immediate dilution of $13.88 per share, based on an assumed offering price of $17.75 per share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017. In addition, if outstanding options to purchase our ordinary shares are exercised in the future, you will experience additional dilution. See “Dilution.”

Fortissimo Capital has, and upon completion of this offering will continue to have, a significant influence over matters requiring shareholder approval, which could delay or prevent a change of control.

Upon completion of this offering, Fortissimo Capital will beneficially own 30.6% of our outstanding shares in the aggregate (or 28.1% if the underwriters exercise in full their option to purchase additional shares).

As a result, this shareholder could exert significant influence over our operations and business strategy and may have sufficient voting power to control the outcome of matters requiring shareholder approval. These matters may include:

•         the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;

•         approving or rejecting a merger, consolidation or other business combination;

•         raising future capital; and

•         amending our articles, which govern the rights attached to our ordinary shares.

This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares. This concentration of ownership may also adversely affect our share price.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our share capital, nor do we anticipate paying any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be investors’ sole source of gain for the foreseeable future. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to Israeli withholding taxes. Furthermore, our payment of dividends (out of tax-exempt income) may retroactively subject us to certain Israeli corporate income taxes, to which we would not otherwise be subject.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we may follow certain home country corporate governance practices instead of otherwise applicable SEC and NASDAQ requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the corporate governance standards for U.S. domestic issuers. We currently follow Israeli home country practices with regard to the (i) quorum requirement for shareholder meetings, (ii) independent director oversight requirement for director nominations and (iii) independence requirement for the board of directors. See “ITEM 16G. Corporate Governance” in our Annual Report on Form 20-F for the year ended December 31, 2015. Furthermore, we may in the future elect to follow Israeli home country practices with regard to other matters such as the requirement to have a compensation committee, separate executive sessions of independent directors or to obtain shareholder approval for certain dilutive events (such as for the establishment or amendment of certain equity-based compensation plans, issuances that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ corporate governance rules. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on NASDAQ may provide less protection than is accorded to investors of domestic issuers. See “ITEM 16G. Corporate Governance” in our Annual Report on Form 20-F for the year ended December 31, 2015.

As a foreign private issuer, we are not subject to the provisions of Regulation FD or U.S. proxy rules and are exempt from filing certain Exchange Act reports.

As a foreign private issuer, we are exempt from a number of requirements under U.S. securities laws that apply to public companies that are not foreign private issuers. In particular, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are generally exempt from filing quarterly reports with the SEC under the Exchange Act. We are also exempt from the provisions of Regulation FD, which prohibits issuers from making selective disclosure of material nonpublic information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s securities on the basis of the information. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

We are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than on an aggregate, basis. Nevertheless, the Companies Law requires us to disclose in the notice of convening an annual general meeting the annual compensation of our five most highly compensated office holders on an individual basis, rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas. This disclosure is not as extensive as that required of a U.S. domestic issuer.

We would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would also be required to follow U.S. proxy disclosure requirements, including the requirement to disclose more detailed information about the compensation of our senior executive officers on an individual basis. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 effective on April 5, 2012, or the JOBS Act, and we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not emerging growth companies. Most of such requirements relate to disclosures that we would only be required to make if we cease to be a foreign private issuer in the future. Nevertheless, as a foreign private issuer that is an emerging growth company, we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for up to five fiscal years after April 2, 2015, the date of our initial public offering. We will remain an emerging growth company until the earliest of: (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We cannot predict if investors will find our ordinary shares less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

The market price of our ordinary shares could be negatively affected by this offering and future sales of our ordinary shares.

Future sales by us or our shareholders of a substantial number of ordinary shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Shares held by our pre-IPO shareholders are now eligible for sale under Rule 144 of the Securities Act, which could cause additional downward pressure on the market price of our ordinary shares.

We, the selling shareholders, and our executive officers and directors have agreed with the underwriters that, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, we and they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed except for the ordinary shares offered in this offering, without the prior written consent of Barclays Capital Inc. and Citigroup Global Markets Inc., who may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these lock-up agreements. See “Underwriting.”

Furthermore, following the closing of this offering, but subject to the 90-day lock-up agreements entered into with the underwriters, Fortissimo is entitled to require that we conduct additional underwritten offerings under the U.S. Securities Act of 1933 with respect to the resale of its shares into the public markets. In addition, Amazon is also entitled to certain registration rights starting on January 10, 2018. All shares sold pursuant to an offering covered by a registration statement will be freely transferable except if purchased by an affiliate. See “ITEM 7.B — Related Party Transactions — Investors’ Rights Agreement” in our Annual Report on Form 20-F for the year ended December 31, 2015

4,124,036 million ordinary shares are reserved for issuance under currently exercisable share options granted to employees and office holders as of December 31, 2016. We have filed registration statements on Form S-8 under the U.S. Securities Act of 1933 registering ordinary shares that we may issue under our share incentive plans, of which as of December 31, 2016 there were options to purchase 2,722,161 million shares outstanding. Shares included in such registration statements may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.

We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. See “Use of proceeds.”

Under Section 404 of the Sarbanes-Oxley Act and as an emerging growth company, we are currently not required to obtain an auditor attestation regarding our internal control over financial reporting.

We are not required to comply with the internal control, evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act until we file our Annual Report on Form 20-F for the year ending December 31, 2016. In addition, once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above, our independent registered public accounting firm will also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We have not yet completed the process of determining whether our existing internal control over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls. The process of evaluating our internal control over financial reporting requires an investment of substantial time and resources, including by our Chief Financial Officer and other members of our senior management. As a result, this process has diverted and may continue to divert internal resources and take a significant amount of time and effort to complete. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective internal control over financial reporting. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls from our independent auditors.

Our U.S. shareholders may suffer adverse tax consequences if we are classified as a passive foreign investment company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based on historic and certain estimates of our gross income, gross assets and market capitalization (which may fluctuate from time to time) and the nature of our business, we do not believe that we were a PFIC for the taxable year ending 2016 and we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2017. Because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for our 2017 taxable year until after the close of the year. There can be no assurance that we will not be considered a PFIC for any taxable year. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Holders (as defined in “U.S. and Israeli tax consequences for our shareholders — U.S. federal income tax consequences”), and having interest charges apply to distributions by us and the proceeds of sales of our ordinary shares. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares. For a more detailed discussion, see “U.S. and Israeli tax consequences for our shareholders — U.S. federal income tax consequences.”

Risks Related to Our Operations in Israel

Our headquarters, manufacturing and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our headquarters, research and development and manufacturing facility, and the manufacturing facilities of our third-party manufacturers, are located in Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. In recent years, these have included hostilities between Israel and Hezbollah in Lebanon and Hamas in the Gaza strip, both of which resulted in rockets being fired into Israel, causing casualties and disruption of economic activities. In addition, Israel faces threats from more distant neighbors, in particular, Iran. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. While we are currently considering evaluating a business continuity plan to provide for alternative sites outside of Israel, there can be no assurance that we will be able to implement such a plan on a cost-effective basis, or at all, and even if implemented, whether such plan would be successful. Any armed conflict involving Israel could adversely affect our operations and results of operations.

Further, our operations could be disrupted by the obligations of personnel to perform military service. As of December 31, 2016, we had 249 employees based in Israel, certain of whom may be called upon to perform up to 54 days in each three year period (and in the case of non-officer commanders or officers, up to 70 or 84 days, respectively, in each three year period) of military reserve duty until they reach the age of 40 (and in some cases, depending on their specific military profession up to 45 or even 49 years of age) and, in certain emergency circumstances, may be called to immediate and unlimited active duty. Our operations could be disrupted by the absence of a significant number of employees related to military service, which could materially adversely affect our business and results of operations.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to sell our solutions.

In addition, the shipping and delivery of our systems and ink and other consumables from our manufacturing facilities and those of our third-party manufacturers in Israel could be delayed or interrupted by political, economic, military, and other events outside of our reasonable control, including labor strikes at ports in Israel or at ports of destination, military attacks on transportation facilities or vessels, and severe weather events. If delivery and installation of our products is delayed or prevented by any such events, our revenues could be materially and adversely impacted.

The government tax benefits that we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.

We and our wholly-owned Israeli subsidiary, Kornit Digital Technologies Ltd., or Kornit Technologies, are entitled to various tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959, or the Investment Law. As a result of this status, the effective tax rate for our taxable income generated in Israel is expected to be between zero and 5% in 2016. However, if we do not meet the requirements for maintaining these benefits, they may be reduced or cancelled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which was 26.5% in 2014 and 2015, 25% in 2016, and is currently set at 24% for 2017 and 23% for 2018. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, as adjusted by the Israeli consumer price index, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current beneficiary enterprises receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, via acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. See “ITEM 5. Operating and Financial Review and Prospects - Taxation and Israeli Government Programs Applicable to our Company — Law for the Encouragement of Capital Investments, 5719-1959” in our Annual Report on Form 20-F for the year ended December 31, 2015.

We received Israeli government grants for certain research and development activities. The terms of those grants restrict our ability to transfer manufacturing operations or technology outside of Israel.

Our research and development efforts were financed in part through grants from the Israeli National Authority for Technological Innovation, or the Innovation Authority (previously known as the Israeli Office of the Chief Scientist), which we repaid in full in 2015. Even though we have fully repaid our Innovation Authority grants, we must nevertheless continue to comply with the requirements of the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 (formerly known as the Law for the Encouragement of Research and Development in Industry 5744-1984), and related regulations, or collectively, the Innovation Law.

When a company develops know-how, technology or products and related services using grants provided by the Innovation Authority, the terms of these grants and the Innovation Law, among others, restrict the transfer outside of Israel of such Innovation Authority-supported know-how (including by a way of license for research and development purposes), the transfer inside Israel of such know-how and the transfer of manufacturing or manufacturing rights of such products, and technologies outside of Israel, without the prior approval of the Innovation Authority. We may not receive those approvals.

Although we have repaid our grants in full, we remain subject to the restrictions set forth under the Innovation Law, including:

•         Transfer of know-how outside of Israel. Transfer of the know-how that was developed with the funding of the Innovation Authority outside of Israel requires prior approval of the Innovation Authority, and, in certain circumstances, the payment of a redemption fee, which cannot exceed 600% of the grant amount plus interest. Upon payment of such fee, the know-how and the production rights for the products supported by such funding cease to be subject to the Innovation Law.

•         Local manufacturing obligation. The terms of the grants under the Innovation Law require that the manufacturing of products resulting from the Innovation Authority funded programs are carried out in Israel, unless a prior written approval of the Innovation Authority is obtained. Such approval may be given in special circumstances and upon the fulfillment of certain conditions set forth in the Innovation Law, including payment of increased royalties. Such approval is not required for the transfer of less than 10% of the manufacturing capacity in the aggregate, and in such event, a notice to the Innovation Authority is required.

•         Certain reporting obligations. A recipient of a grant or a benefit under the Innovation Law is required to notify the Innovation Authority of events enumerated in the Innovation Law.

These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer manufacturing activities with respect to any product or technology outside of Israel; however, they do not restrict the export of our products that incorporate know how funded by the Innovation Authority. Furthermore, the consideration available to our shareholders in a sale transaction involving the actual transfer outside of Israel of technology or know-how developed with funding by the Innovation Authority pursuant to a merger or similar transaction may be reduced by any amounts that we are required to pay to the Innovation Authority. Failure to comply with the requirements under the Innovation Law may subject us to mandatory repayment of grants received by us, together with interest and penalties, as well as expose us to criminal proceedings.

We have received grants from the Office of the Chief Scientist prior to an extensive amendment to the Innovation Law that came into effect as of January 1, 2016, or the Amendment, which may also affect the terms of existing grants. The Amendment provides for an interim transition period, which has not yet expired, after which time our grants will be subject to terms of the Amendment and the Innovation Authority’s new guidelines, if and when issued. Furthermore, the Innovation Law following the Amendment includes new provisions with respect to sanctions imposed for violations of the Innovation Law. Under the Innovation Law, as amended by the Amendment, the Innovation Authority has the power to modify the terms of existing grants. Such changes, if introduced by the Authority in the future, may impact the terms governing our grants. As of the date of this prospectus supplement, we are unable to assess the effect of such changes, if any, on our business.

Provisions of Israeli law and our articles may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital, otherwise, the acquirer may not own more than 90% of a company’s issued and outstanding share capital. Completion of the tender offer also requires approval of a majority in number of the offerees that do not have a personal interest in the tender offer, unless at least 98% of the company’s outstanding shares are tendered. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer (unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek appraisal rights), may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition. See “ITEM 10.B — Articles of Association — Acquisitions under Israeli Law” in our Annual Report on Form 20-F for the year ended December 31, 2015 for additional information.

Our articles provide that our directors (other than external directors) are elected on a staggered basis, such that a potential acquirer cannot readily replace our entire board of directors at a single annual general shareholder meeting.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions in which the sellers receive shares in the acquiring entity that are publicly traded on a stock exchange, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of such shares has occurred. In order to benefit from the tax deferral, a pre-ruling from the Israel Tax Authority might be required.

It may be difficult to enforce a judgment of a U.S. court against us, our officers and directors or the Israeli experts named in this prospectus supplement in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our officers and directors and these experts.

We are incorporated in Israel. The majority of our directors and executive officers, and the Israeli experts listed in this prospectus supplement reside outside of the United States, and most of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus supplement.

Your rights and responsibilities as a shareholder are governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our ordinary shares are governed by our articles and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Use of proceeds

We estimate that we will receive net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of approximately $33.1 million, based upon an assumed offering price of $17.75 per ordinary share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017, or approximately $38.2 million if the underwriters exercise in full their option to purchase additional ordinary shares. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

We intend to use the net proceeds from this offering for general corporate purposes. We do not currently have any acquisitions or investments planned, however we may use a portion of the net proceeds to acquire or invest in complementary companies, products or technologies in the future. Until we use the net proceeds we receive from this offering, we intend to invest those proceeds in short-term, investment-grade interest-bearing securities.

Capitalization

The following table sets forth our cash and cash equivalents, available for sale marketable securities and total capitalization as of September 30, 2016:

•         on an actual basis; and

•         on an as adjusted basis to give effect to (i) the issuance and sale of 2,000,000 ordinary shares by us in this offering at an assumed public offering price of $17.75 per ordinary share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the issuance of 90,000 ordinary shares and the receipt by us of $200,000 in connection with the exercise of options by one of the selling shareholders.

There has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between September 30, 2016 and the date of this prospectus supplement. This table should be read in conjunction with “Risk factors” above, “ITEM 5: Operating and Financial Review and Prospects,” and our consolidated financial statements and the related notes incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2015 and our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2016 incorporated by reference from our Current Report on Form 6-K filed on January 3, 2017. See “Where you can find more information.”

	As of September 30, 2016
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents and available for sale marketable securities	$56,691	$90,023
Ordinary shares, NIS 0.01 par value: 200,000,000 shares authorized, actual and as adjusted; 30,295,949 shares issued and outstanding, actual, and 32,385,949 shares issued and outstanding, as adjusted	77	82
Additional paid-in capital	91,714	125,046
Accumulated other comprehensive income (loss)	167	167
Retained earnings	11,406	11,406
Total shareholders’ equity	103,364	136,701
Total capitalization	$160,555	$226,723

The preceding table excludes 4,124,036 ordinary shares reserved for issuance under our equity incentive plans as of December 31, 2016 of which we had outstanding options to purchase 2,722,161 ordinary shares at a weighted average exercise price of $6.99 per share.

Dilution

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per ordinary share after this offering. Consolidated net tangible book value per ordinary share was calculated by:

•         subtracting our consolidated liabilities from our consolidated tangible assets; and

•         dividing the difference by the number of ordinary shares outstanding.

As adjusted net tangible book value per ordinary share furthermore reflects (i) the sale of 2,000,000 ordinary shares that we are offering at an assumed public offering price of $17.00 per share (the last reported share price on the NASDAQ Global Select Market on January 19, 2017), and (ii) the issuance of 90,000 ordinary shares and the receipt by us of $200,000 in connection with the exercise of options by one of the selling shareholders. After giving effect to adjustments relating to this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on an adjusted basis as of September 30, 2016 would have been approximately $128.0 million, equivalent to $3.87 per ordinary share. This amount represents an immediate increase in the net tangible book value of $0.74 per ordinary share to our existing shareholders and an immediate decrease in net tangible book value of $13.88 per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the net tangible book value per share after this offering from the amount of cash that a new investor paid for an ordinary share.

The following table illustrates this dilution:

Public offering price per ordinary share		$17.75
Net tangible book value per ordinary share as of September 30, 2016	$3.12
Increase per ordinary share attributable to this offering	0.74
As adjusted net tangible book value per ordinary share immediately after this offering		3.87
Dilution per ordinary share to new investors in this offering		$13.88

If the underwriters exercise their option to purchase additional ordinary shares in full in this offering, the as adjusted net tangible book value after the offering would be $3.99 per share, the increase in net tangible book value per share to existing shareholders would be $0.87 and the dilution in net tangible book value per share to investors in this offering would be $13.76 per share, in each case based on the assumed public offering price of $17.75 per ordinary share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017.

The above discussion and table exclude 4,124,036 ordinary shares reserved for issuance under our equity incentive plans as of December 31, 2016, of which we had granted options to purchase 2,722,161 ordinary shares at a weighted average exercise price of $6.99 per share.

Price range of ordinary shares

Our ordinary shares have been quoted on the NASDAQ Global Select Market under the symbol “KRNT” since April 2, 2015. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $10.00 per share on April 1, 2015. The following table sets forth for the periods indicated the high and low closing sales prices per ordinary share as reported on NASDAQ:

	Low	High
	(in U.S. dollars)
Annual:
2016	$8.10	$14.70
2015 (beginning April 2, 2015)	9.91	17.50
Quarterly:
First Quarter 2017 (through January 20, 2017)	12.05	18.25
Fourth Quarter 2016	9.00	14.70
Third Quarter 2016	8.90	11.70
Second Quarter 2016	8.10	11.19
First Quarter 2016	8.91	12.00
Fourth Quarter 2015	9.91	13.80
Third Quarter 2015	11.42	15.85
Second Quarter 2015	11.76	17.50
Most Recent Six Months (and Most Recent Partial Month):
January 2017 (through January 20, 2017)	12.05	18.25
December 2016	11.25	14.70
November 2016	9.00	12.30
October 2016	9.35	10.60
September 2016	8.90	11.37
August 2016	9.50	11.70
July 2016	9.39	10.46

The last reported sales price of our ordinary shares on the Nasdaq Global Select Market on January 20, 2017 was $17.75.

Principal and selling shareholders

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of January 3, 2017 and after this offering by:

•         each person or entity known by us to own beneficially 5% or more of our outstanding ordinary shares;

•         the selling shareholders;

•         each of our directors and executive officers individually; and

•         all of our executive officers and directors as a group.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the Commission and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, we deem ordinary shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of January 3, 2017 to be outstanding and to be beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ordinary shares beneficially owned prior to the offering is based on 30,989,873 ordinary shares outstanding as of January 3, 2017. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

Unless otherwise noted below, each shareholder’s address is c/o Kornit Digital Ltd., 12 Ha’Amal Street, Rosh Ha’Ayin 4809246, Israel.

	Shares beneficially owned prior to offering		Number of shares	Shares beneficially owned after offering		Number of shares offered pursuant to option granted by selling	Shares beneficially owned after exercise of option granted by company and selling shareholders
Name	Number	Percent	offered	Number	Percent	shareholders	Number	Percent
5% and Selling Shareholder
Fortissimo Capital Fund II (Israel), L.P.(1)	15,037,481	48.5%	4,910,000	10,127,481	30.6%	750,000	9,377,481	28.1%
Directors, Executive Officers and Selling Shareholder
Yuval Cohen(2)	15,047,351	48.5%	—	10,137,351	30.6%	—	9,387,351	28.1%
Ofer Ben-Zur	*	*	—	*	*	—	*	*
Eli Blatt(3)	15,044,390	48.5%	—	10,134,390	30.6%	—	9,384,390	28.1%
Marc Lesnick(4)	15,044,390	48.5%	—	10,134,390	30.6%	—	9,384,390	28.1%
Lauri Hanover	*	*	—	*	*	—	*	*
Alon Lumbroso	*	*	—	*	*	—	*	*
Jerry Mandel	*	*	—	*	*	—	*	*
Dov Ofer	*	*	—	*	*	—	*	*
Gabi Seligsohn(5)	528,914	1.7%	90,000	438,914	1.3%	—	438,914	1.3%
Nuriel Amir	—	—	—	—	—	—	—	—
Guy Avidan	*	*	—	*	*	—	*	*
Gilad Yron	—	—	—	—	—	—	—	—
Ofer Sandelson	*	*	—	*	*	—	*	*
Guy Zimmerman	*	*	—	*	*	—	*	*
All Directors and Executive Officers as a Group (14 persons)(6)	15,993,997	50.5%	5,000,000	10,993,997	32.7%	750,000	10,243,997	30.2%

____________

*         Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)      Fortissimo Capital Fund II (GP), L.P. is a Cayman Islands limited partnership, which serves as the general partner of Fortissimo Capital Fund II (Israel), L.P. (“Fortissimo Fund II”), an Israeli limited partnership. The general partner of Fortissimo Capital Fund II (GP), L.P. is Fortissimo Capital 2 Management (GP) Ltd., a Cayman Islands corporation (“Fortissimo Capital”). Messrs. Eli Blatt, Yuval Cohen and Marc Lesnick are members of the investment committee of Fortissimo Capital and share voting and dispositive power with respect to such shares. The principal address of Fortissimo Capital and of Messrs. Blatt, Cohen and Lesnick is 14 Hamelacha Street, Park Afek, Rosh Ha’Ayin 48091, Israel.

(2)      Consists of 15,037,481 ordinary shares held by Fortissimo Fund II and options to purchase 9,870 ordinary shares. See footnote (1).

(3)      Consists of 15,037,481 ordinary shares held by Fortissimo Fund II and options to purchase 6,909 ordinary shares. See footnote (1).

(4)      Consists of 15,037,481 ordinary shares held by Fortissimo Fund II and options to purchase 6,909 ordinary shares. See footnote (1).

(5)      Consists of 36,357 ordinary shares and options to purchase 492,557 ordinary shares.

(6)      Consists of 15,343,349 ordinary shares and options to purchase 650,828 ordinary shares.

Industry

Overview

The global textile and garment industry, including textile, clothing, footwear and luxury fashion, was worth nearly $3 trillion in 2015 and is projected to grow between 2% and 5% annually through 2020, according to a 2016 Digital Textile Printing Industry Forecast 2015-2020 report by InfoTrends, a provider of market intelligence on the digital imaging industry. The global printed textile industry represents a sub-segment of the global textile industry. The global printed textile industry involves printing on fabric rolls, finished garments and unsewn pieces of cut fabric at various stages along the value chain in the production of goods for the apparel, household, technical and display end markets.

There is a diverse ecosystem of businesses that utilize textile printing processes, such as custom decorators, online businesses, brand owners and contract printers. Custom decorators of varying sizes use their own manufacturing facilities to print promotional, sports, educational and souvenir products. Online businesses use textile printing in a “produce to order” business model through online platforms that facilitate the rapid printing and shipping of customized and personalized goods to consumers. Brand owners typically use contract printers for textile production and printing and are increasingly aware of the benefits of various printing processes, which influences their choice of contract printer.

We believe that the vast majority of the output of the global printed textile industry in 2016, which was projected to be approximately 32 to 33 billion square meters, was produced using analog print methods, specifically screen printing, carousels for printing on garments and rotary screen printers for printing on rolls of fabric. Our assessment is based on data provided in a 2016 report by Smithers Pira, a provider of market intelligence on the printed textile industry. The Pira report provides digital printing output estimates for 2016 and projects the analog printing output for 2016 as well as the annual digital textile printing growth rate through 2021, which we used to calculate a projected digital output of approximately 870 million square meters for 2016, representing 2.9% of total projected annual global printed textile output in 2016. According to the Pira report, initial growth rates in the digital textile printing market were more than 45% between 2004 and 2009, declining to an average CAGR of 25% between 2009 and 2012, an average CAGR of 18.8% between 2012 and 2014 and an average CAGR of 15.6% for 2014 to 2016 as the market became more mature and, in part, due to the impact of the global economic slowdown. Digital textile printing output is forecasted to grow at a 17.5% CAGR globally from 2016 to 2021 driven by projected CAGR over the same period of approximately 16.5% in North America, 15.0% in Western Europe, 13.5% in Eastern Europe and 20.1% in Asia according to the Pira report. Within digital textile printing, clothing applications represent the greatest amount of digital printed textile output and are projected to grow at a faster rate than household, technical and display applications.

We estimate that global revenue from digital textile printing equipment and ink will grow at a 15.7% CAGR between 2016 and 2021 based on the estimate of such revenue for 2016 and the projection for 2021, in each case, contained in the Pira report. There is currently a global installed base of approximately 42,000 digital textile printers.

Trends Impacting Digital Textile Printing

Evolving consumer behavior is driving the growth in digital printing as well as the shift to online retail. This behavior is motivated by increased demand for variety and complexity of images and designs as well as increased desire for customization and personalization. In order to distinguish themselves from the masses, consumers demand, and brand owners seek to supply, a wide range of styles that are innovative and diverse.

Apparel represents the largest segment of the online retail market and sales are highly influenced by rapidly changing consumer trends. We believe that four key trends are currently driving growth in both the online retail market and the demand for digital printing solutions:

•         Immediate Gratification. According to a 2016 report by Consumer Intelligence Research Partners, from 2013 to 2015 the number of Amazon customers in the United States willing to pay more in order to receive products faster more than doubled to 54 million. This change in consumer behavior is causing retailers to alter their approach to inventory management in order to retain the business of discrete shoppers. In addition to retooling their internal fulfillment capabilities, many retail brands have begun to leverage the capacity of third party online stores in order to meet customer demands for delivery speed and product quality. We believe that the industry will see an increase in proximity production, whereby traditional retailers will use more localized digital printing capacity in order to satisfy consumer demands.

•         Personal Expression. We believe consumers are increasingly seeking the ability to customize products by choosing preferred features from a menu of options, or the ability to personalize products by adding an individualized pattern. We believe this trend is driving the shift to digital printing and online retail in both our DTG and R2R end markets.

•         Influence of Social Media. The means through which customers gather information to inform purchase decisions has also evolved in today’s digital world. According to a study by PwC, 78% of consumers were influenced by social media in making online shopping decisions in 2015, up from 68% in the prior year. We believe this trend further promotes the shift to the online retail channel.

•         Consumer Preference. Today’s consumer is leveraging the online channel for apparel purchases at a pace that far exceeds traditional brick and mortar purchases. According to a report by Internet Retailer, the online channel represented 17.0% of U.S. apparel sales in 2015, up from 14.8% in 2014. The market share gain corresponds to apparel revenue growth of 19.7% in the online channel and only 1.1% growth in the brick and mortar channel. We believe our installed base reflects the convergence of the growth in online apparel retail and the growth in digital printing. As of December 2016, we estimate that our top 10 accounts in terms of revenue have the capacity to produce 60 million garments per year in aggregate, and that total production across our installed base in 2016 was 70 to 80 million garments.

New business models have developed in response to the evolution of these consumer trends and the rapid growth of the online retail market. Our solutions enable this category of “web-to-print” businesses to fulfill consumer demand more quickly and cost-effectively in a manner that is differentiated from traditional brick and mortar businesses.

A number of large scale web-to-print platforms have emerged. These platforms often leverage digital printing solutions to facilitate business for a variety of content creators. The ecosystem of web-to-print businesses which we currently serve includes:

•         Self-Fulfillment. Companies manufacturing and selling their own designs which are advertised on their own websites and through other marketing means.

•         Hybrid Printers. Companies who both manufacture in-house and outsource manufacturing to third party fulfillment providers, who are often also our customers.

•         Third Party Fulfillment Centers. Companies serving as third party fulfillment for other businesses. Demand for these businesses is typically generated online through other web retailers.

Proximity to the consumer is a key factor for these businesses since it minimizes shipping costs and enables them to offer rapid turnaround. In many cases, retailers have asked us for assistance in identifying our local customers to help with their fulfillment.

The following characteristics of digital textile printing have enabled these new business models and are driving the shift from analog to digital textile printing:

•         Manufacturing flexibility. Digital textile printing allows a full image or design to be printed on a garment or cut fabric in one manufacturing step compared to multiple steps in an analog printing process. Digital textile printing gives manufacturers the ability to print small runs, with personalization capabilities, in a cost-effective manner with a minimum order quantity of one unit.

•         Reduced time between design and production. The digital textile printing process allows for samples to be quickly produced, evaluated, and modified, which permits brand owners to increase the frequency and variety of replenishment cycles in response to fashion trends.

•         Decreased risk of excess inventory. The costly and time-consuming upfront setup required in analog production methods is avoided when using digital printing technologies. Therefore, digital printing enables the cost efficient production of a smaller quantity of garments which mitigates excess inventory risk and improves profitability. Stocking blank garments or fabric and decorating them only when demand is identified significantly reduces the amount of inventory at risk. This reduction in working capital requirements has enabled the emergence of numerous online businesses which are focused on the sales of printed textiles.

•         Reduced labor and physical space requirements. Digital textile printing requires significantly less labor to print an equivalent output due to the significant reduction in process steps. The digital textile printing process also reduces the need for floor space for manufacturing equipment by eliminating certain process steps and by consolidating multiple process steps into a single printing system. The combination of labor savings and smaller shop floor footprint, coupled with lower energy consumption and a lack of environmental impact, enables manufacturers to move production closer to consumers in a cost-effective manner.

In addition to these consumer driven trends, the textile printing industry is being impacted by environmental considerations. Regulatory bodies and consumers are increasingly focused on social responsibility and eco-friendly manufacturing, demanding that custom decorators, online businesses, brand owners and contract printers reduce the negative environmental impact of textile treatment and dyeing, which represents a significant portion of total industrial waste water. Digital textile printing significantly reduces industrial water consumption and discharge of toxic chemicals by eliminating the need to wash screens for color changes and repeated use. We believe that this results in reduced environmental impact and, in turn, enables manufacturers to comply with regulatory and brand guidelines at a location of their choosing.

Overview of Textile Printing Processes

The graphic and accompanying description below present various textile printing processes:

Analog Printing Processes

Screen printing is the most commonly used printing process for textiles. The two primary methods of screen printing are rotary screen printing and automated carousel screen printing.

The following chart summarizes the key steps involved in the analog printing process:

•         Rotary screen printing. Rotary screen printing is commonly used to print on outerwear, underwear, sportswear, upholstery and linens. It involves multiple, time-consuming process steps. Rolls of fabric pass through rotating cylinders that are engraved with the image or design to be printed. Each cylinder then applies ink of a different color, which forms part of the image or design. This process is generally used to print a pattern on a fabric roll that is then cut and sewn into finished products. Rotary screen engraving is a costly process that takes between four and five hours per cylinder and is frequently done offsite. Preparation of colors typically takes an additional 30 minutes and the setup of the printer itself typically takes nearly 1.5 hours. The process can require up to seven people. The maximum size of an image or design is limited based on the circumference of the cylinders, which is typically no more than 60 centimeters.

The following chart depicts the analog rotary screen printing process:

•         Automated carousel screen printing. Automated carousel screen printing is commonly used to print on t-shirts and jeans. In automated carousel screen printing, a blade or squeegee squeezes printing paste or ink through mesh stencils onto fabric. The process typically employs a series of printing stations arranged in a carousel. At each station, one color of ink is pressed through specially prepared mesh stencils, or screens, on to the textile surface. Between color stations, there are also flash drying stations and cool down stations to ensure that deposited ink does not inadvertently mix with the next color to be applied. Preparation of the mesh stencils is a specialized process and its complexity is a function of the number of discrete color separations and screens that need to be prepared for a given design. The process of color separations, film production, and screen exposure and alignment, typically takes approximately 1.5 hours for six colors. Once the screens and color separations are complete, preparation of the carousel typically takes between 40 and 60 minutes. After being manually loaded, the textile moves along the carousel from station to station where each color is applied separately. Unlike rotary screen printing, carousel screen printing does not require fixing the image or design with steam or hot air and, in most cases, does not require washing and drying the textile afterward.

The following chart depicts the automated carousel screen printing process:

Digital Printing Processes

Digital textile printing uses specially engineered inkjet heads, rather than screens and cylinders or mesh stencils, to print images and designs directly onto fabrics. As such, the use of digital technology eliminates multiple complicated, costly and time consuming steps, such as screen preparation or cylinder engraving, preparation of pastes or inks, and screen or cylinder alignment.

Most fabrics need to be pre-treated before printing by submerging them in a solution that is designed specifically for the type of fabric and ink being used. This coating process is essential for achieving the desired chemical reaction between the ink and the fabric. The fabric is dried following pre-treatment. After the ink drops are applied, the printed fabric undergoes a process of fixation that is also specific to the type of fabric and ink being used. Digital textile printing generally uses either dye-based or pigment-based ink.

The digital textile printing market principally includes two types of printing processes:

•         Direct-to-Garment (DTG). In DTG printing, an inkjet printer prints directly on the textile. DTG printing allows for printing images and designs onto finished textiles, such as t-shirts that have already been sewn and dyed. The following chart summarizes the key steps involved in the DTG printing process:

•         Roll-to-Roll (R2R). In R2R printing, rolls of fabric pass in-line through wide-format inkjet printers that are utilized to directly print images and designs onto rolling fabric. The following chart summarizes the key steps involved in the R2R printing process:

Recent technological developments in digital printing have supported the adoption of digital printing by the global printed textile industry, including by custom decorators, online businesses, brand owners and contract printers. As a result of consumer and macro trends impacting these businesses, we believe that the global printed textile industry offers a significant and rapidly growing market for digital printing solutions.

Business

Overview

We develop, design and market innovative digital printing solutions for the global printed textile industry. Our vision is to revolutionize this industry by facilitating the transition from analog processes that have not evolved for decades to digital methods of production that address contemporary supply, demand and environmental dynamics. We focus on the rapidly growing high throughput, direct-to-garment, or DTG, and roll-to-roll, or R2R, segments of the printed textile industry. Our solutions include our proprietary digital printing systems, ink and other consumables, associated software and value added services that allow for large scale printing of short runs of complex images and designs directly on finished garments and fabrics. Our solutions are differentiated from other digital methods of production because they eliminate the need to pre-treat fabrics prior to printing, thereby offering our customers the ability to digitally print high quality images and designs on a variety of fabrics in a streamlined and environmentally-friendly manner. When compared to analog methods of production, our solutions also significantly reduce production lead times and enable customers to more efficiently and cost-effectively produce smaller quantities of individually printed designs, thereby mitigating the risk of excess inventory, which is a significant challenge for the printed textile industry.

There are a number of trends within the global printed textile industry that we believe are driving greater demand for our solutions. Consumers are continuing to seek to differentiate themselves by wearing customized and personalized garments with colorful and intricate images and designs. Consumers are also increasingly purchasing retail products online, with apparel representing the largest portion of this market. Brand owners and contract printers are seeking methods to shorten time to market and reduce production lead times in order to more efficiently and cost-effectively produce smaller runs of printed textiles and reduce the risk of excess inventory while concurrently meeting consumer demands. As consumers increasingly shift to online retail channels, there is an increased need for brand owners and contract printers to improve efficiency, as consumers demand more varied product offerings and faster fulfillment of orders. Simultaneously, regulatory bodies and consumers are increasingly focused on social responsibility and eco-friendly manufacturing, demanding that printed textile manufacturers reduce the negative environmental impact associated with the manufacturing of printed textiles. Our solutions address these trends by enabling our customers to print smaller quantities of customized products in a time efficient, cost-effective and environmentally friendly manner, effectively allowing them to transition from customary methods of supply and demand to demand and supply.

We have developed and offer a broad portfolio of differentiated digital printing solutions for the DTG market that provide answers to challenges faced by participants in the global printed textile industry. Our DTG solutions utilize our patented wet-on-wet printing methodology that eliminates the common practice of separately coating and drying textiles prior to printing. This methodology also enables printing on a wide range of untreated fabrics, including cotton, wool, polyester, lycra and denim. With throughputs ranging from 32 to 250 garments per hour, our entry level and high throughput DTG solutions are suited to the needs of a variety of customers, from smaller commercial operators with limited budgets to mass producers with mature operations and complex manufacturing requirements. Our patented NeoPigment ink and other consumables have been specially formulated to be compatible with our systems and overcome the quality-related challenges that pigment-based inks have traditionally faced when used in digital printing. Our software solutions simplify workflows in the printing process, by offering a complete solution from web order intake through graphic job preparation and execution. We also offer customers maintenance and support services as well as value added services aimed at optimizing the use of our systems.

Building on the expertise and capabilities we have accumulated in developing and offering differentiated solutions for the DTG market, we market a digital printing solution, the Allegro, targeting the R2R market. While the DTG market generally involves printing on finished garments, the R2R market is focused on printing on fabrics that are subsequently converted into finished garments, home or office décor and other items. The Allegro utilizes our proprietary wet-on-wet printing methodology and houses an integrated drying and curing system. It offers the first single-step, stand-alone R2R digital textile printing solution available on the market. We primarily market the Allegro to web-based businesses that require a high degree of variety and limited quantity orders, as well as to fabric converters, which source large quantities of fabric and convert untreated fabrics into finished materials to be sold to garment and home décor manufacturers. We believe that with the Allegro we are well positioned to take advantage of the growing trend towards customized home décor. We began selling the Allegro commercially in the second quarter of 2015.

We were founded in 2002 in Israel, shipped our first system in 2005 and, as of September 30, 2016, had over 1,000 customers globally. As of December 31, 2016, we had 390 employees located across four regions: Israel, the United States, Europe and the Asia Pacific region. In the nine months ended September 30, 2016, we generated revenues of $76.7 million, representing an increase of 25.9% over the prior fiscal year. In the nine months ended September 30, 2016, we generated 69.4% of our revenues from the Americas, 20.5% from EMEA and 10.1% from the Asia Pacific region.

Our Competitive Strengths

The following are our key competitive strengths:

•         Leading player in fast-growing digital DTG market. We are a leading player in the fast-growing digital DTG market based on our sales and have over 1,000 customers globally. We estimate that global revenue from digital textile printing equipment and ink will grow at a 15.7% CAGR between 2016 and 2021 based on the estimate of such revenue for 2016 and the projection for 2021, in each case, contained in the Pira report. In 2014, we grew our revenues 34.4% compared to 2013 and, in 2015, we grew our revenues 30.2% compared to 2014. We believe that high throughput DTG applications in the textile printing market are positioned to grow at a rate greater than the 15.7% overall industry growth rate projected between 2016 and 2021. We have outperformed the industry growth rate over the past several years, growing our revenue at a 26.7% CAGR from the 12 months ended June 30, 2014 to the 12 months ended June 30, 2016, versus an industry CAGR of 15.6% for the same period, as estimated in the Pira report. The Pira report estimates that the DTG market has an addressable opportunity of six to 10 billion garments a year. According to a prior Smithers Pira report published in 2014, over 300,000 sites globally print primarily t-shirts and other apparel.

•         Well positioned to disrupt the R2R market with our unique single-step manufacturing solution. We believe we are well positioned to capitalize on the growing trend toward customized home décor with our unique R2R solution. Our Allegro system combined with our proprietary process was designed to offer a single-step manufacturing solution which is especially suited for businesses which don’t have a vertically integrated textile mill. Unlike other digital textile printers, the Allegro does not require multiple pre-processing and post-processing steps which are customarily used in vertically integrated textile mills and which utilize high levels of energy and space and have a negative environmental impact. Given its architecture, it is perfectly suited for short and micro runs. Allegro is compact in size and requires a single person to operate and fits very well in an urban and non-industrial setting. Allegro is unique in its ability to print on multiple fabric types without the need for different inks and consumables, while generally other systems and technologies for R2R digital printing require dedication of discrete printers to specific fabric types.

•         Disruptive technology that enables our customers to adopt new or improve existing business models. Our digital printing solutions allow our customers to develop new or improve existing business models by enabling them to produce short to medium runs of high-quality customized garments efficiently. This also facilitates “web to print” business models that manufacture on a “produce to order” basis and allows brand owners to produce garments in house. With a constantly growing worldwide customer base of more than 1,000 customers, we are witnessing the creation of a global fulfillment network of printing specialists which are leveraged by large numbers of websites that offer customizable garment printing services. As demand from these customers continues to grow so does utilization of our systems which in turn consume more ink and once used to their full capacity require purchasing of more systems.

•         Attractive business model. We currently offer a broad portfolio of differentiated digital printing solutions for the digital DTG market. Our existing and growing installed base of systems results in recurring sales of ink and other consumables, which are specially formulated to enable our systems to operate at the highest throughput level. These recurring sales are generated at attractive gross margins. Recurring sales of ink and other consumables have historically offered us a degree of visibility into a significant component of our results of operations. We believe that our recurring sales model also enables us to foster close customer relationships as it facilitates ongoing engagement with our customers, which positions us to provide tailored solutions and expands our ability to provide value added services to our customers. Our customer relationships are further strengthened by a trend towards ownership of multiple systems, as the number of customers with at least two systems has grown from 155 as of December 31, 2014, to 219 as of December 31, 2016 and the number of customers with at least 10 systems has grown from nine as of December 31, 2014, to 15 as of December 31, 2016. We anticipate revenue from services to increase over time as we reach upgrade cycles across our growing installed base. Additionally, sales of ink and other consumables are generally higher in high throughput systems such as the Vulcan, Avalanche and Allegro systems. Large accounts typically run at high utilization rates and can consume up to five times as much ink per year compared to other accounts. By developing and implementing proprietary end-to-end solutions for our customers, we believe our business model is differentiated from more commoditized solutions serving the same end markets. We have proven our ability to grow revenues while maintaining an attractive margin profile and we intend to continue investing in our business to drive profitable growth in the future.

•         Robust intellectual property portfolio driven by an innovation-based culture. Our intellectual property portfolio reflects over a decade of significant investments in digital textile printing, which we believe creates significant barriers to entry. We have developed a strong base of technology know-how, backed by our portfolio of intellectual property, which includes 19 issued patents and 22 pending patent applications that cover wet-on-wet printing methodology, ink formulations, printing processes and related methods and systems. Our team of over 110 researchers and developers, including chemists, electrical engineers, system engineers and mechanical engineers, ensures that our systems remain technologically advanced, and are well engineered, user-friendly and highly reliable.

•         Extensive product portfolio and strong new product pipeline. With throughputs ranging from 32 to 250 garments per hour, our DTG systems are suited for smaller commercial operators with limited budgets, as well as mass producers with mature operations and complex needs. We have commercialized two new solutions in the market: the Allegro, a one-step, integrated R2R printing, drying and curing system, and the Vulcan, a cost-effective digital substitution for carousel screen printing. Our future roadmap remains focused on the continued development of proprietary processes, continuously expanding the breadth of applications upon which we can print while pushing the envelope of cost efficient manufacturing further as a means to expand our servable addressable markets.

•         Environmentally friendly printing processes. A significant portion of global industrial water pollution comes from textile treatment and dyeing. We believe that environmental factors are beginning to assume a significant role in the decision-making process of our existing and potential customers, with an increasing number of countries adopting restrictions on the use of technologies like screen printing that generate significant wastewater. Our printing process eliminates the need for separate pre-treatment, as well as steaming, washing or rinsing of textiles during the printing process, which leads to a significant reduction in water consumption compared to conventional printing methods. In addition, our inks are biodegradable and certified by leading industry groups as being safe for system operators, consumers and the environment. Finally, our systems offer energy saving processes that result in the use of significantly less power compared to traditional printing processes. We believe that these environmental benefits will further drive market penetration of our solutions and enable manufacturers to move production closer to the consumer in a cost-effective manner.

•         Strong management team. Our Chief Executive Officer, Gabi Seligsohn, and our Chief Financial Officer, Guy Avidan, bring extensive experience of managing publicly traded companies. Our management team’s industry expertise, history with our company and extensive experience in running global publicly traded companies will enable us to execute our growth strategy. We have recently strengthened our management infrastructure with key hires who are experienced in the management of people, large scale business, innovation and product development in larger organizations including Intel, HP, KlA Tencor and Stratasys. Over the past three years, we have also invested heavily in human resources to support our growth. Since 2013, our workforce has more than doubled from 190 to 390 as of December 31, 2016. Additionally, more than 150 of our employees are in the field, enabling us to provide more localized service for our customers.

Our Strategy

The following are the key elements of our growth strategy:

•         Increase sales to existing customers. We are focused on increasing sales to existing customers by introducing new digital printing applications, developing new features and functionality of our systems, increasing sales of software and services, selling systems from our additional product families and enabling our customers to increase utilization of systems by improving productivity and reliability. We also intend to actively refer business to our customers by connecting them with online businesses that seek fulfillment partners, which will enhance customer intimacy. Our direct sales and marketing teams and application development professionals play an active role in customer education and this referral process. Our objective is to help customers operate their businesses more efficiently and to increase utilization of their systems, thereby requiring more ink and other consumables purchases as well as potential investment in new systems as our customers require additional capacity.

•         Acquire new high volume customers. Our technology is ideally positioned to enable business models focused on mass customization and personalization. We plan to continue growing our customer base by targeting customers with growth business models and demand for our high throughput solutions, including multiple systems or fleets of our systems. An example of this strategy is the Master Purchase Agreement, signed on January 10, 2017, with an affiliate of Amazon.com, Inc. Under the Purchase Agreement, Amazon may purchase, and we have committed to supply, multiple Avalanche 1000 digital DTG systems and NeoPigment ink and other consumables. We have also agreed to provide maintenance services and extended warranties to Amazon. Prior to the Purchase Agreement, we had more than 20 systems in production with Amazon and expect to growth this relationship meaningfully in the future.

•         Capitalize on growth in our targeted markets. Evolving consumer behavior is driving the growth in digital printing as well as the shift to online retail. Since the online shopping experience relies heavily on the display of large varieties of designs as well as short cycle times from order to delivery, webstores are faced with a need to carefully manage inventories, which requires the new paradigm of demand and supply. Our solutions enable our customers to print in smaller, customized quantities in a time efficient, cost-effective and environmentally-friendly manner, effectively leading them to move from customary methods of supply and demand to this new paradigm. Digital textile printing allows retailers to establish new fulfillment centers (or re-task existing ones) in different parts of the world to support consumers’ demand for variety, while shortening lead times from order to delivery and protecting against excess or obsolete inventory risks. With over 1,000 customers globally, many of which operate as fulfillment centers, we believe we are well positioned to play an enabling role for this trend. Our high throughput systems and proprietary inks ensure replicable quality and maximum uptime, which in turn, allow our customers to address the demands of online retail. We will continue tailoring our solutions to meet the needs of our customers in this evolving consumer environment through the ongoing development of our technology and the continued investment in the development of new ink formulas for our systems in order to expand the range of fabrics on which we can print and further improve the quality of our high resolution images and designs.

•         Extend our serviceable addressable market (SAM) by continuing to enhance our solutions. We will continue to expand our SAM as we introduce new features and functionality that enhance the capabilities of our systems and inks, and enable our systems to print on new types of media. We are also continuing to drive adoption of digital DTG printing solutions by customers who primarily use screen printing carousels, which is how the majority of DTG printing jobs are currently performed. While we have started to penetrate this market by offering standalone DTG solutions, such as our Avalanche and Storm II systems, we plan to deepen our penetration and further transition users of these analog systems to digital printing technologies through our Vulcan system. Given Vulcan’s ease of setup, lower cost per print, and high throughput levels, we are seeking to disrupt the core screen printed textile industry and target replacement of a significant installed base of automated carousels We have also begun to expand our SAM by selectively targeting the digital R2R market through our Allegro system, which offers customers the ability to produce limited quantity orders with a high degree of variety and uniquely supports multiple fabric types in a single-step R2R printing process. We believe that our technology portfolio and the industry expertise of our employees and partners will allow us to continue to deliver a broad base of textile solutions to our customers that meet the challenges of printing on textile substrates. Continuing to respond to these challenges will enable us to further expand our SAM as we produce higher quality prints on a wider set of fabrics. This will enable us to expand into areas such as the $97 billion “athleisure” market, where clothing designed for workouts and other athletic activities is worn in other settings.

•         Extend our leadership position through ongoing investments in research and development, acquisitions and strategic partnerships. We seek to continue to differentiate ourselves and extend our leadership position by investing in research and development, acquisitions and strategic partnerships. We intend to leverage our customer relationships to identify emerging industry needs and innovate and develop new intellectual property and applications that address those needs. We are also developing new systems and intend to develop and introduce additional systems in the future. From time to time, we may also supplement our internal efforts with complementary inorganic initiatives such as acquisitions and strategic partnerships in order to enhance our positioning. For example, our acquisition of Polymeric Imaging in 2015 expanded our ink technology capabilities, and our acquisition of the digital DTG printing assets of SPSI in 2016 enabled us to strengthen our sales channel and gain access to a large screen printing customer base that we can now target for sales of digital solutions. Each of these acquisitions enhanced the positioning of our company. Future acquisitions may also allow us to strengthen our existing portfolio of solutions or add new capabilities. In an effort to better inform current and prospective customers about the capabilities of our solutions, we have also made investments in our direct sales and marketing teams and application development professionals.

Our Systems

Our line of DTG systems offers a range of performance options depending on the needs of the customer. These options include the number and size of printing pallets, number of print heads, printing throughput and process ink colors, as well as other customizable features. We categorize our DTG systems into two groups that are focused on the industrial segment of the DTG market: entry level and high throughput. As our business and marketplace has evolved, we have shifted the mix of our system sales primarily to high throughput systems.

•         Entry Level. We currently have one entry level system, our Breeze system. This system reduces the need for floor space for manufacturing equipment by eliminating certain process steps and by consolidating multiple process steps into a single printing system. The Breeze allows businesses to adopt digital technology with a limited upfront investment and use the same technology as our high throughput systems but with smaller garment printing areas and at lower throughput levels.

•         High Throughput. We offer a wide range of high throughput systems. We market a hybrid platform, the Paradigm II, which connects to existing screen printing carousels for customers who want to combine short runs of multicolor images into their ongoing screen printing operations. Our mid-level platform, the Storm, which employs one axis of print heads and two pallets, consists of four models (Storm 2, Storm Hexa, Storm Duo and Storm 1000). Our next level of high throughput systems is based on the Avalanche platform which employs two print head axis with two pallets and also comes in four different models (Avalanche, Avalanche DC, Avalanche 1000 and Avalanche Hexa). During 2016, we successfully commercially launched our new high throughput platform, the Vulcan which is geared towards addressing the needs of mass production at a significantly lower cost per print relative to our other systems.

Our systems vary in throughput and productivity, applications of use, breadth of color gamut and cost per print. The underlying strategy behind our system lineup is to accommodate a variety of customer needs with a variety of capabilities and at a variety of price points. All of our DTG systems utilize our patented wet-on-wet printing methodology that involves spraying a wetting solution on the fabric before applying our proprietary pigment-based inks. This unique capability enables our systems to reach high throughput levels while still producing high quality images and designs. The wetting solution prevents the ink from bleeding into the textile and fixes the ink drops, which enables digital printing with high color-intensity and image sharpness. This methodology eliminates the common practice of separately coating and drying textiles prior to printing and allows for printing on a wide range of untreated fabrics.

Our Vulcan system is designed to enable mass production of customized garments with high and consistent printing quality. It is designed to run at throughputs higher than any of our existing systems. The system’s architecture takes a different ergonomic approach to the sequence of loading and unloading of garments than that of our existing systems, enabling higher throughputs. The system utilizes state of the art print head technology and specially designed inks which allow for significant reduction in cost per print due to an increase in color intensity which allows for use of less ink per printed area as well as a reduction in wasted ink as a result of a transition to recirculating print heads. We began beta testing of the Vulcan at customer sites in the first quarter of 2016 and began realizing revenue from Vulcan sales in the fourth quarter of 2016. Given the Vulcan’s ease of setup and high throughput levels, we are seeking to disrupt the core screen printed textile industry and target replacement of a significant installed base of automated carousels. The Vulcan also capitalizes on our advanced print head and ink technology to limit waste, allowing for installation in locations where carousels cannot be installed due to environmental, health and safety laws and regulations.

Our Allegro system was the first R2R printing system to allow for one-step R2R printing. It combines a printing system and a drying and curing module so that a full end to end manufacturing process is enabled. Unlike the Allegro, all other R2R printers require additional steps. The Allegro takes advantage of our patented wet-on-wet methodology to allow for in-line printing on various fabrics, without requiring a separate pre-treatment process, thereby avoiding the need to use textiles that are specifically designed for digital printing. The Allegro is designed to achieve high throughputs and does not require water or steam for any part of the printing process, making it friendly to the environment. By using our proprietary pigment based ink, Allegro is able to print on a variety of natural and synthetic fabrics providing customers with a significant level of flexibility. Other dye-based systems are specifically designed to either print on natural fabrics or on synthetics and these systems cannot be used with other types of fabric as the processes and consumables used vary considerably from one to the other.

Our systems range in price from $60,000 to over $800,000 and consume an average of $5,000 to $300,000 of ink and consumables annually per system.

DTG Systems

The following table summarizes key aspects of our DTG systems, all of which are compatible with a wide range of fabrics, including cotton, wool, polyester, lycra and denim and print at maximum resolutions ranging from 600 to 1,200 DPI. Our systems are currently unable to print at a level of quality acceptable for large scale manufacturing on dyed polyester or nylon. However, we are in advanced stages of developing the capability to print on dyed polyester, giving us the opportunity to penetrate the $97 billion athleisure market.

System	Target Customer	Effective Throughput Dark/Light Garments(1)	Colors	Max. Printing Area
Breeze	Entry Level	32/25	CMYK + White	14 x 18 in
Storm II	High Throughput	120/65	CMYK + White	20 x 28 in
Storm 1000	High Throughput	170/85	CMYK + White	20 x 28 in
Storm Hexa	High Throughput	170/85	CMYKRG + White	20 x 28 in
Avalanche	High Throughput	150/100	CMYK + White	23.5 x 35 in
Avalanche DC Pro	High Throughput	150/100	CMYK + White + Discharge ink	23.5 x 35 in
Avalanche 1000	High Throughput	220/160	CMYK + White	23.5 x 35 in
Avalanche Hexa	High Throughput	180/140	CMYKRG + White	23.5 x 35 in
Paradigm II	High Throughput	120/120	CMYK	15.5 x 19.5 in
Vulcan	High Throughput	250/250	CMYKRG + White	28 x 39 in

____________

(1)      Maximum output for sellable product for dark and light garments. Output for all systems, except the Vulcan, is measured in High Productivity print mode using A4 size prints per hour with pretreatment included. Output for the Vulcan system is measured in Standard print mode using 12 x 12 in size prints per hour with pretreatment included.

Ink and Other Consumables

Our ink and other consumables consist of our patented NeoPigment ink, proprietary binding agent, priming fluid, wiping fluid, and flushing fluid. Our pigment based inks are available in seven colors and are formulated for optimal use exclusively in our systems. Our patented wet-on-wet printing methodology combines the use of pigments rather than dyes in conjunction with our proprietary binding agent, and allows us to print on a wide range of fabrics without the need for a separate pre-treatment process or system reconfiguration, resulting in minimal setup times for each run and high throughput levels. Given the proprietary nature of our printing methodology, our ink and consumables attachment rate is near 100%. We also continuously invest in the development of new ink formulas for our systems in order to expand the range of fabrics on which we can print and further improve the quality of our high resolution images and designs.

We have developed two patented methods for printing on dark or colored fabrics. The first method involves printing a layer of specially formulated white ink as a base upon which to print colored images and designs. Printing on top of this foundation enhances color intensity and creates contrast against the dark or colored fabric. In addition, we have developed a patented discharge ink for printing on dark or colored fabrics. The discharge ink bleaches the fabric dye and applies colored ink in the locations where the discharge ink removed the fabric dye. This method, which is primarily used by brand owners and contract printers, allows the printing of high resolution images and designs without compromising the texture or feel of the garment.

Integrated Software

All of our DTG systems arrive with our QuickP Production software embedded. The software manages the system operation and prepares image files for print. QuickP Production is a simple to use solution that allows users to control key operating parameters, such as ink dots per inch, or DPI, perform maintenance and calibration procedures and import image files and prepare them for print.

Many of our customers also purchase our QuickP Designer standalone software. QuickP Designer is a software package that combines our own internally developed Ruster Image Processing, or RIP, software with other print job management capabilities and includes an advanced ink consumption estimation tool. A single QuickP Designer license can be used to support multiple Kornit systems.

We also offer our QuickP Plus 2.0 software suite, which provides customers with a full workflow solution from design creation and acceptance of job orders through production and order management.

Another solution that we are developing for use with our systems is Konnect, a cloud based service that gathers production data from our systems and presents it in a coherent and accessible way. With Konnect, customers can easily monitor their systems and identify different production trends, gaining important business insights relating to production costs, system utilization, system uptime and other metrics.

Our Services

Our services consist of maintenance and support, and professional services. We are seeking to increase the number of customers that rely on us to provide services for their systems by expanding our service capabilities. As of December 31, 2016, we had service contracts in place with approximately 16% of our installed base. In addition to driving gross margin improvement, we believe this will provide us an opportunity for direct contact with customers with the goal of reducing system down-time, educating customers about optimal use of our systems to drive increased utilization, expanding the variety of print applications and increasing sales of post-warranty service contracts and other professional application development services. During 2016 we began to introduce hardware and software upgrades to our existing systems. These upgrades are geared towards improving productivity, adding important features and functionality while improving user experience, extending application usage and improving system reliability. We plan to continue to develop upgrade packages over time as part of our commitment to protecting customers’ investment in our solutions.

Maintenance and Support

Our systems include a one-year warranty, which covers parts, labor and remote support. Our customers can also purchase an additional year of warranty coverage in conjunction with their initial purchase of our systems. Thereafter, customers can renew maintenance and support contracts for additional periods by purchasing a maintenance and support package that covers remote support, software upgrades and onsite yearly maintenance or they can choose to rely on our support on a non-contractual time and material basis. In the United States, we provide maintenance and support directly to our customers. In EMEA, we provide maintenance and support to approximately half of our customers, depending on their location. In the Asia Pacific region, our independent distributors provide initial maintenance and support, and we provide second-line support when needed.

Professional Services

Our systems are designed such that customers can operate them without our assistance or that of our independent distributors. However, nearly all customers purchase our basic installation package and some take our advanced training program. Our advanced training program is an onsite tutorial ranging from three to five days, which includes customized consulting aimed at optimizing the use of our systems. Courses are also provided at our regional offices. We continuously seek to expand the number and content of the training programs. We provide professional services to customers in all regions both in person and through advanced web based learning systems.

Our Customers

Our diverse global customer base consisted of more than 1,000 customers as of September 30, 2016.

Throughout our growing installed base, our customers are able to serve a variety of different business models, particularly the new business models that have developed in response to the evolution of consumer trends and the rapid growth of the online retail market. Our solutions enable this category of “web-to-print” businesses to fulfill consumer demand more quickly and cost-effectively in a manner that is differentiated from traditional brick and mortar businesses. A number of large scale web-to-print platforms have emerged. These platforms often leverage digital printing solutions to facilitate business for other content providers.

The ecosystem of web-to-print businesses which we currently serve includes:

•         Self-Fulfillment. Companies manufacturing and selling their own designs which are advertised on their own websites and through other marketing means.

•         Hybrid Printers. Companies who both manufacture in-house and outsource manufacturing to third party fulfillment providers, who are often also our customers.

•         Third Party Fulfillment Centers. Companies serving as third party fulfillment for other businesses. Third party fulfillment providers include a number of our customers. Demand for these businesses is typically generated online through other web retailers.

Proximity to the end customer is a key factor for these businesses since it minimizes shipping costs and enables them to offer rapid turnaround to consumers, which is a key factor in choosing where to buy online apparel. In many cases, retailers have asked us for assistance in identifying our local customers to help with their fulfillment.

Sales and Distribution

Our go to market strategy consists of a hybrid model of indirect and direct sales. We generate a significant portion of our sales through a global network of independent distributors and value added resellers that we refer to as our channel partners. Our channel partners, in turn, sell the solutions they purchase from us to customers for whom we provide installation services, or sell and install our solutions on their own. Our channel partners work closely with our sales force and assist us by identifying potential sales targets, closing new business and maintaining relationships with and, in certain jurisdictions, providing support directly to our customers. Almost all of our independent distributors have our systems available for tradeshows, product demonstrations at their facilities, and other promotional activities. As of September 30, 2016, our global network of channel partners consisted of approximately 70 independent distributors and resellers. Sales by our distributors accounted for approximately 50% of our revenues in the nine months ended September 30, 2016, approximately 64% of our revenues in 2015 and approximately 72% in 2014. In addition to working closely with our channel partners, our direct sales force engages in direct sales in certain geographies, and also with our largest customers, irrespective of their location. We continually evaluate our go to market strategy in the geographies we serve in an effort to best serve our direct or indirect customers. As our roadmap continues to evolve, the sophistication of our systems and our selling prices will require us to continue to advance the capabilities of our sales and marketing teams as well as those of our distributors.

A substantial portion of our sales in North America are performed through independent distributors. Hirsch International Corporation and SPSI, Inc. were our top two independent distributors by revenues in 2014, 2015, and the nine months ended September 30, 2016, accounting for 25%, 18% and 21% of our revenues in each such period in the case of Hirsch, and SPSI accounting for 15%, 15% and 6% of our revenues in each such period. We entered into a distributor agreement with Hirsch, dated April 1, 2014, with an initial term of three years, which will renew automatically for successive one-year periods unless one party notifies the other party that it does not wish to renew the agreement, by providing 90 days’ notice prior to the end of the initial term of renewal period, as applicable. Our agreement with Hirsch is a non-exclusive distribution contract across North America, including 28 states concentrated on the East and West Coasts of the United States, as well as five Canadian provinces. We maintain projected sales plans for a number of different systems on a yearly basis and there is a minimum yearly sales requirement for systems and ink and other consumables.

In July 2016 we acquired the digital direct to garment printing assets of SPSI. We had been partners with SPSI since 2004 and our agreement with SPSI was previously a non-exclusive distribution contract across the United States, including 20 states mainly in the Midwest, Northwest and Southwest regions. The decision to acquire the SPSI assets was made in light of the fact that the territory covered by SPSI had an increasing number of larger accounts which required a more direct relationship with such customers. By fostering direct relationships with these customers, we aim to deepen our technical relationship with them as well better align our product roadmap to meet their needs. Through the acquisition we attained access to over 5,000 screen printing customers of SPSI, who represent a market opportunity for us to potentially provide systems that will facilitate their transition to digital printing.

Marketing

Our marketing strategy is aimed at positioning us as a global leader in digital textile printing. We are focused on increasing awareness of our brand and communicating the benefits of our disruptive technology and how it addresses market needs in order to develop leads and increase sales to existing customers. We market our systems as a comprehensive solution to the growing trend towards mass customization and personalization. We seek to execute our strategy by leveraging a combination of internal marketing professionals and a network of channel partners to communicate the value proposition and differentiation of our systems, generating qualified leads for our direct sales force and channel partners. By investing in analytics-driven lead development and through detailed interactions with key customers, we seek to create and update our product roadmaps and individual marketing plans to optimize distribution while helping facilitate the process of release, ramp-up and sales.

We use a variety of advanced inbound and outbound online marketing methods to reach and communicate with potential customers. Inbound methods include a variety of online marketing strategies comprised of search marketing (for example, search engine optimization and pay per click advertising), social media, blogs, syndication, webinars and white papers. Outbound channels include a fully automated e-mailer and web based customer nurturing and scoring process, as well as more traditional marketing methods such as print advertisements, direct mail and e-mail, tradeshows, newsletters and referrals. In addition, we have developed domestic and international onsite demonstration capabilities in our regional offices in the United States, Germany, Hong Kong and China and we also rely on demonstration facilities setup by our channel partners.

Manufacturing, Inventory and Suppliers

Manufacturing

Our systems are assembled by ITS Industrial Techno-logic Solutions Ltd., or ITS, at its facilities in Rosh Ha’Ayin, Israel and by Flex Ltd., or Flex, at its facilities in Yavne, Israel. Aside from our print heads, we source many of the components of our systems directly, which we believe allows us to manage our material costs and take advantage of the overall volume of systems manufactured at both facilities without the overhead of having in house manufacturing.

We entered into our first manufacturing agreement with ITS in May 2009. We replaced that agreement with a new agreement dated November 19, 2014, pursuant to which ITS manufactures the Avalanche, Avalanche 1000, Storm II, and Allegro systems in accordance with our bill of materials, drawings and designs. The initial term of the new agreement is for two years and it renews automatically for successive one-year periods thereafter unless either party notifies the other party that it does not wish to renew the agreement by providing 30 days’ notice prior to the end of the initial two-year term or any subsequent one-year renewal term. Either party can also terminate the agreement at any time upon 365 days’ notice. Prices are set forth in the agreement and are determined separately with respect to the printers, services and raw materials.

We entered into a manufacturing services agreement with Flex in May 2015, pursuant to which Flex manufactures our Avalanche, Storm, Breeze and Paradigm II systems and also manufactures our Vulcan system on a full turnkey basis in accordance with our bill of materials, drawings and designs. The initial term of the agreement is three years and it renews automatically for additional periods of 24 months unless notice of termination is given by either party at least 180 days prior to the end of the initial term or a renewal term. We can terminate the agreement at any time upon 180 days’ notice and Flex may terminate the agreement at any time upon 365 days’ notice. Prices are set in advance for periods of 18 months but are subject to change based on certain enumerated circumstances set forth in the agreement or as agreed between Flex and us.

We produce and bottle our ink and other consumables at our facility in Kiryat Gat, Israel using raw materials purchased from various suppliers for milling pigments and mixing, bottling and packaging.

Inventory and Suppliers

We purchase our print heads from FujiFilm Dimatix, Inc., or FDMX, and then customize them at our Kiryat Gat, Israel facility, for optimal use in our systems. We maintain an inventory of parts to facilitate the timely assembly of our systems and for servicing our installed base. Most components are available from multiple suppliers, although certain components used in our systems and consumables are only available from single or limited sources.

We first entered into an agreement with FDMX in 2006. In December 2015, we entered into a new agreement with FDMX. Pursuant to this agreement, FDMX sells us print heads and additional by-products. Under the agreement, we are entitled to sell, lease and use the FDMX products and components subject to certain limitations, including the use of FDMX products or components for applications other than printing images and designs on textiles, reselling print heads other than as integral components of our systems, or as spare or replacement parts, and distributing in markets reserved by FDMX. The agreement with FDMX also provides that we are required to make an additional semi-annual payment to FDMX based on the amount of inks, other than inks and other consumables sold by FDMX, that we sell over a relevant period or, if we do not sell ink and other consumables, a payment based on sales of our systems. We have granted customary audit rights to FDMX to verify the amount of sales that we make. The agreement provides that beginning with the start of the first one-year renewal period, FDMX may increase the prices of the products that we purchase from it upon 90-days’ prior notice, subject to certain conditions. Our current agreement terminates in December 2019 and provides for one three-year renewal period and one-year renewal periods thereafter. Our agreement further provides that FDMX may, at its option, discontinue products supplied under the agreement, provided that we are given one year’s notice of the planned discontinuance and are provided with an end of life purchase program.

A chemical used in some of our inks is supplied by BG Bond. We entered into an agreement with BG Bond in December 2016 pursuant to which we agree to purchase and BG Bond agrees to produce this chemical at set prices. In exchange for an upfront payment, which is refundable upon the purchase of the chemical, BG Bond agreed to install additional equipment dedicated to the production of the chemical. The agreement is for a term of five years or until we purchase a certain agreed upon minimum quantity and cannot be terminated by us other than in case of material breach by BG Bond. For some of our other inks, this chemical is supplied by The Dow Chemical Corporation, a large multinational manufacturer of chemicals. We currently purchase these chemicals on a purchase order basis.

We consider our single and limited-source suppliers to be reliable, but the loss of any one of these suppliers could result in the delay of the manufacture and delivery of our systems. In order to minimize the risk of any impact from a disruption or discontinuation in the supply of print heads, emulsion or components from limited source suppliers, we maintain an additional inventory of such components. Nevertheless, such inventory may not be sufficient to enable us to continue supplying our products during the period that may be required to locate and qualify a new supplier. See “Risk Factors — If our relationships with suppliers, especially with single source suppliers of components, were to terminate, our business could be harmed.”

Research and Development

We believe that continued investment in research and development is important to position us as a global leader in digital textile printing. We conduct our research and development activities in Israel and we believe this provides us with access to world-class engineers and chemists. Our research and development efforts are focused on improving and enhancing our existing systems and services, as well as developing new systems, software, features and functionality. We are also focused on enhancing our current DTG systems with new features and functionality, improving system reliability and uptime and making our systems even more user-friendly, and investing in new chemistry for broadening our span of applications. Our research and development expenses were $9.5 million and $12.0 million in the year ended December 31, 2014 and 2015, respectively, and $8.6 million and $12.3 million in the nine months ended September 30, 2016, respectively.

Intellectual Property

We consider our proprietary technology to be important to the development, manufacture, and sale of our systems and seek to protect such technology through a combination of patents, trade secrets, confidentiality agreements and other contractual arrangements with our employees, consultants, customers and manufacturers.

As of December 31, 2016, we owned nine issued patents in the United States and 12 provisional or pending U.S. patent applications. We also had ten patents issued in non-U.S. jurisdictions, along with ten pending non-U.S. applications, and have six pending Patent Cooperation Treaty patent applications, which are counterparts of our U.S. patent applications. The non-U.S. jurisdictions in which we have issued patents or pending applications are China, the European Union or European countries of the European Union, Hong Kong, Israel and India. The principal granted patents relate to our wet-on-wet printing methodology, ink formulations, printing processes and related methods and systems, with expiration dates ranging from 2020 to 2035.

We enter into confidentiality agreements with our employees, consultants, channel partners, customers and manufacturers and limit internal and external access to, and distribution of, our proprietary technology through certain procedural safeguards. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our intellectual property or technology.

In addition, we own the registered trademarks “KORNIT” and “NEOPIGMENT” and make use of a number of additional unregistered trademarks.

There can be no assurance that our patents or other intellectual property rights will afford us a meaningful competitive advantage. We believe that our success depends primarily on our research and development, marketing, business development, applications know-how and service support teams and application experts as well as our ongoing relationships with our large customer base. Accordingly, we believe that the expiration or termination of any of our patents or patent licenses, or the failure of any of our patent applications to result in an issued patent, would not have a material adverse effect on our business or financial position.

Competition

Textile printing is most commonly conducted using automated carousel screen printing. In recent years, manufacturers of digital printers have increased their penetration of this market. As such, we compete with companies that manufacture automated carousel screen printers as well as those that manufacture digital printers. Our principal competitor in the high throughput digital DTG market is Aeoon Technologies GmbH. We also face competition from Brother International Corporation, Seiko Epson Corporation and a number of smaller competitors with respect to our entry level systems. Our technologies allow us to offer a wide spectrum of digital textile printing systems of varying features, capacities and price points. We believe that this strategy will enable us to effectively compete with the other textile printer and ink manufacturers in the digital DTG market.

Within the R2R market, we continue to see conversion from rotary screen printing to digital printing, as high throughput digital R2R systems are now increasingly capable of printing complex, customized images and designs. Our competitors in the R2R market include Dover Corporation, through its MS Printing Solutions S.r.l. subsidiary, Durst Phototechnik AG, Electronics for Imaging, Inc., through its Reggiani Macchine SpA subsidiary, Mimaki Engineering Co., Ltd., and a number of smaller competitors. Our digital R2R solutions offer customers the ability to produce limited quantity orders, with a high degree of variety, and allow us to uniquely support multiple fabric types in a single step R2R printing process, whereas competitive solutions require multiple pre-processing and post-processing steps. We believe our differentiated, end-to-end solutions will enable us to effectively compete with other textile printer and ink manufacturers in the digital R2R market.

Property and Infrastructure

Our corporate headquarters are located in Rosh Ha’Ayin, Israel in an office and research and development facility consisting of approximately 72,000 square feet. The lease for this office expires in December 2020, with an option to extend the lease for an additional five years. We recently leased an additional facility of approximately 8,000 square feet near our corporate headquarters. The lease for this additional space expires in December 2020, with an option to extend the lease for an additional 18 months. In Israel, we also lease a manufacturing facility in Kiryat Gat, which consists of approximately 15,000 square feet. The lease for the Kiryat Gat manufacturing facility expires on May 30, 2018, and we have an option to lease this facility for an additional three years. The current utilization of the total production capacity at this facility would allow us to more than double our current output at the facility by increasing the number of shifts on the existing production lines by hiring additional manufacturing personnel and without requiring us to expand the physical structure of the facility. Our U.S. offices are located in Mequon, Wisconsin, consisting of approximately 12,000 square feet. The lease for this office expires in June 2018. We maintain additional sales, support and marketing offices in Dusseldorf, Hong Kong, Shanghai and Florida.

Management

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus supplement.

Name	Age	Position
Executive Officers
Gabi Seligsohn	50	Chief Executive Officer and Director
Nuriel Amir	49	Chief Technology Officer
Guy Avidan	54	Chief Financial Officer
Gilad Yron	44	Executive Vice President of Global Business
Ofer Sandelson	62	Chief Operating Officer
Guy Zimmerman	49	Vice President of Marketing & Business Development

Directors
Yuval Cohen	54	Chairman of the Board of Directors
Gabi Seligsohn	50	Chief Executive Officer and Director
Eli Blatt	54	Director
Lauri Hanover(1)(2)(3)(4)	57	Director
Marc Lesnick	50	Director
Alon Lumbroso(3)	59	Director
Jerry Mandel(1)(2)(3)(4)	52	Director
Dov Ofer(1)(2)(3)	62	Director
Ofer Ben-Zur	52	Director

____________

(1)      Member of our audit committee.

(2)      Member of our compensation committee.

(3)      Independent director under the NASDAQ Stock Market rules.

(4)      Serves as an external director under the Israeli Companies Law.

Executive Officers

Gabi Seligsohn has served as a member of our board of directors since March 2015 and has served as our Chief Executive Officer since April 2014. From August 2006 until August 2013, Mr. Seligsohn served as the President and Chief Executive Officer of Nova Measuring Instruments Ltd., (“Nova”) (NASDAQ: NVMI), a designer, developer and producer of optical metrology solutions. From 1998 until 2006, Mr. Seligsohn served in several key positions in Nova, including Executive Vice President of the Global Business Management Group from August 2005 to August 2006. From August 2002 until August 2005, he served as President of Nova’s U.S. subsidiary, Nova Measuring Instruments Inc. Additionally, prior to August 2002, Mr. Seligsohn was Vice President Strategic Business Development of Nova Measuring Instruments Inc. where he established Nova’s OEM group and managed the Applied Materials and Lam Research accounts between 2000 and 2002. From 1998 until 2000, he served as Global Strategic Account Manager for Nova’s five leading customers. Mr. Seligsohn joined Nova after serving two years as Sales Manager for key financial accounts at Digital Equipment Corporation. Currently, Mr. Seligsohn serves as a director of DSP Group Inc. (NASDAQ: DSPG). In 2010, he was voted Chief Executive Officer of the year by the Israeli Institute of Management for hi-tech industries in the large company category. He holds an LL.B. from the University of Reading in Reading, England.

Nuriel Amir has served as our Chief Technology Officer since July 2016. From 2012 until mid-2016, Dr. Amir served as the Tech director of KLA-Tencor, focusing on application development and marketing. From 2008 until 2012, Dr. Amir served as the R&D director for Numonyx B.V. and Micron Technology, Inc. (NASDAQ: MU), leading the technology development and transfer to production of 45nm flash NOR technology. From 1977 until 2008, Dr. Amir served in several positions at Intel in Israel and the U.S. in the fields of: R&D, transfer to production, Process Integration, Yield, Device, Labs and Quality and Reliability, culminating as Yield department manager. Dr. Amir holds a Ph.D. from the microelectronic research center at the Electrical Engineering Faculty at the Technion, and has taught at several universities and colleges. Dr. Amir has 20 patent applications and over 40 publications including talks in the Society of Photo-Optical Instrumentation Engineers International, or SPIE.

Guy Avidan has served as our Chief Financial Officer since September 2014. From July 2010 until November 2014, Mr. Avidan served as Vice President of Finance and Chief Financial Officer of AudioCodes Ltd. (“AudioCodes”) (NASDAQ: AUDC). Prior to joining AudioCodes, Mr. Avidan served for 15 years in various managerial positions, including Co-President, at MRV Communications Inc. (NASDAQ: MRVC), a global provider of optical communications network infrastructure equipment and services. While at MRV Communications, he served as Chief Financial Officer between 2007 and 2009, Vice President and General Manager of MRV International from 2001 to 2007. From 1992 to 1995, Mr. Avidan served as Vice President of Finance and Chief Financial Officer of Ace North Hills, which was acquired by MRV Communications. Mr. Avidan is a CPA in Israel and holds a B.A. in Economics and Accounting from Haifa University in Israel.

Gilad Yron has served as our Executive Vice President of Global Business since May 2016. From February 2015 until April 2016, Mr. Yron served as Senior Vice President of Products at Stratasys, Ltd. (NASDAQ: SSYS). His previous positions with Stratasys included VP Business Development and strategic alliances and Managing Director of Asia Pacific and Japan operating out of Hong Kong. From 2006 until 2010, Mr. Yron served in various positions for Nur Macroprinters, which later became part of HP, including Business Manager for the Asia-Pacific region and Service Director. Mr. Yron holds a Bs.C. in Physics from Tel Aviv University.

Ofer Sandelson has served as our Chief Operating Officer since July 2013. Prior to joining our company, Mr. Sandelson served as Chief Executive Officer of RVB Holdings Ltd. (“RVB”), a Cleantech technology company. From 2010 to 2011, Mr. Sandelson served as the Chief Executive Officer of BrightView Systems Ltd., provider of a Thin Film Solar defect detection system. From 2008 to 2010, Mr. Sandelson served as Managing Director at Aurum Ventures, where he led the private fund’s Cleantech investments. Prior to joining Aurum Ventures, Mr. Sandelson held executive management positions, including Chief Executive Officer and President of CogniTens in Israel, Chief Executive Officer of both Lifewatch Inc. and Instromedix, medical devices companies in the United States and affiliates of Card Guard AG. Prior to serving in these roles, Mr. Sandelson spent 14 years as a senior executive with Orbotech (NASDAQ: ORBK), where he served in several positions, including Executive VP and Co-President of the PCB Division, as well as Corporate VP Operations and VP Customer Support. Mr. Sandelson studied Physics and Chemistry at Dawson College in Montreal, Canada.

Guy Zimmerman has served as our Vice President of Marketing and Business Development since April 2013. From 2010 to April 2013, Mr. Zimmerman served as VP of Global Sales and Business Development at Tefron Ltd., a provider of seamless garment technology, where he led the sales and sales support organization serving global retail and fashion brands. From 2008 to 2010, he served as Vice President of Strategy and Business Development at Tnuva Group, Israel’s largest food manufacturer. Prior to joining Tnuva Group, Mr. Zimmerman spent eight years at McKinsey & Company from 2000 to 2008, where he specialized in retail and consumer goods, leaving as an Associate Partner. From 1997 to 2000, Mr. Zimmerman led a software startup in the field of operational healthcare management systems. Mr. Zimmerman holds a B.Sc. in Industrial Engineering from Tel Aviv University in Israel.

Directors

Yuval Cohen has served as the Chairman of our board of directors since August 2011. Mr. Cohen is the founding and managing partner of Fortissimo Capital, a private equity fund established in 2004 and our controlling shareholder. From 1997 through 2002, Mr. Cohen was a General Partner at Jerusalem Venture Partners (“JVP”), an Israeli-based venture capital fund, where he led investments in, and served on the boards of directors of, several portfolio companies. Prior to joining JVP, he held executive positions at various Silicon Valley companies, including DSP Group, Inc. (NASDAQ: DSPG), and Intel Corporation (NASDAQ: INTC). Currently, Mr. Cohen serves as a director of Wix.com Ltd. (NASDAQ: WIX). He also serves on the board of directors of several privately held portfolio companies of Fortissimo Capital. Mr. Cohen holds a B.Sc. in Industrial Engineering from Tel Aviv University in Israel and an M.B.A. from Harvard Business School in Massachusetts.

Eli Blatt has served as a member of our board of directors since August 2011. Mr. Blatt joined Fortissimo Capital in 2004. From March 1999 to May 2004, Mr. Blatt worked at Noosh, Inc., a provider of cloud-based integrated project and procurement solutions, serving as its Chief Financial Officer from 2002 to 2004 and Vice President of Operations from 1999 to 2002. From 1997 to 1999, Mr. Blatt served as Director of Operations for CheckPoint Software Technologies Inc. (NASDAQ: CHKP), an internet security company. Currently, Mr. Blatt serves on the board of directors of RadView Software Ltd. (NASDAQ: RDVW) and several privately held portfolio companies of Fortissimo Capital. Mr. Blatt holds a B.Sc. in Industrial Engineering from Tel Aviv University in Israel and an M.B.A. from Indiana University in Indiana.

Lauri Hanover has served as a member of our board of directors since March 2015 and is an external director under the Companies Law, the chairperson of our audit committee and a member of our compensation committee. Ms. Hanover has served as the Chief Financial Officer of Netafim Ltd., a global leader in smart irrigation systems, since August 2013. From 2009 to 2013, she served as Chief Financial Officer and Executive Vice President of the Tnuva Group, Israel’s largest food manufacturer. From 2008 to 2009, Ms. Hanover served as Chief Executive Officer of Gross, Kleinhendler, Hodak, Halevy and Greenberg & Co., an Israeli law firm. From 2004 to 2007, she served as Chief Financial Officer and Senior Vice President of Lumenis Ltd. (NASDAQ: LMNS), a medical laser device company. From 2000 to 2004, Ms. Hanover served as the Chief Financial Officer and Corporate Vice President of NICE Systems Ltd. (NASDAQ: NICE), an interaction analytics company, and from 1997 to 2000, as Chief Financial Officer and Executive Vice President of Sapiens International Corporation N.V. (NASDAQ: SPNS), a provider of software solutions for the insurance industry. From 1981 to 2007, she served in a variety of financial management positions, including Corporate Controller and Director of Corporate Budgeting and Financial Analysis at Scitex Corporation Ltd., a developer and manufacturer of inkjet printers, and Senior Financial Analyst at Philip Morris Inc. (Altria), a leading consumer goods manufacturer. Currently, Ms. Hanover serves as a director and chairman of the audit and compensation committees of SodaStream International Ltd (NASDAQ: SODA). Ms. Hanover holds a B.A. from the University of Pennsylvania, a B.S. in Economics from The Wharton School of the University of Pennsylvania, as well as an M.B.A. from New York University in New York

Marc Lesnick has served as a member of our board of directors since August 2011. Mr. Lesnick joined Fortissimo Capital in 2004. From 2001 through 2003 prior to joining Fortissimo Capital, Mr. Lesnick served as an independent consultant to various high tech companies and institutional investors. From 1997 to 2001, Mr. Lesnick served as the Managing Director of Jerusalem Global, a boutique investment bank based in Israel, and its affiliated entities. From 1992 to 1997 prior to joining Jerusalem Global, Mr. Lesnick was an attorney at Weil, Gotshal & Manges LLP in New York, where he focused on public offerings and mergers and acquisitions. Currently, Mr. Lesnick serves on the board of directors of several privately held portfolio companies of Fortissimo Capital. Mr. Lesnick received a B.A. in Economics from Yeshiva University in New York and a J.D. from the University of Pennsylvania in Pennsylvania.

Alon Lumbroso has served as a member of our board of directors since March 2015. Since June 2015, Mr. Lumbroso has been the chief executive officer of DipTech Ltd. From January 2014 until March 2015, Mr. Lumbroso was a founder and partner of WebUP, an internet enterprise established in 2014 that acquires and manages internet sites. From 2011 to 2014, Mr. Lumbroso served as President of Mul-T-Lock Ltd., a subsidiary of ASSA ABLOY, a global supplier of locks and security solutions, as well as Market Region Manager of ASSA ABLOY. From 2005 to 2011, he served as Chief Executive Officer and director of Larotec Ltd., a developer and manufacturer of web-based end-to-end solutions. In addition, from 2004 to 2012, Mr. Lumbroso served as Chairman of BioExplorers Ltd., a developer of homeland security systems for the detection of explosives. From 2003 to 2004, he served as Chief Executive Officer of MindGuard, a developer and producer of medical devices. From 2000 to 2003, he served as Managing Director of Creo Europe (now CreoEMEA and formerly CreoScitex), a manufacturer and supplier of digital presses and printers. In addition, from 1998 to 2000, Mr. Lumbroso served as Managing Directors of Scitex and CreoScitex Asia Pacific, Hong Kong. Currently, he serves as a partner and director of iCar 2007 Ltd. Mr. Lumbroso holds a B.Sc. in Industrial Engineering from Tel Aviv University in Israel and an M.B.A. from Bar-Ilan University in Israel.

Jerry Mandel has served as a member of our board of directors since March 2015 and is an external director under the Companies Law, chairman of our compensation committee and a member of our audit committee. Mr. Mandel is the owner and CEO of Galil Capital Finance Ltd., a privately held company that provides financial advisory and investment management services. Mr. Mandel is also the founder, Chief Executive Officer, and managing member of GC Florida Group, a group of partnerships established in 2009 that invests in and manages residential and commercial properties. From 2007 to 2009, he served as Chief Executive Officer and a director of GMF Ltd., an investment firm that provides mezzanine financing to middle-market companies. From 2005 to 2008, Mr. Mandel served as a director for Chen Yahav, the pension funds arm of Bank Yahav, and from 2004 to 2005, he served as a director and audit committee member of Cellcom Israel Ltd., a leading Israeli cellular company. From 1998 to 2003, Mr. Mandel was the Director of Investment Banking of EEMEA for Merrill Lynch & Co. and responsible for the origination and execution of investment banking activities in Israel. Currently, Mr. Mandel serves as a director and audit committee member of Direct Insurance — Financial Investments Ltd. (TASE: DIFI). Mr. Mandel holds a B.Sc. in Industrial Engineering from Tel Aviv University in Israel and an M.B.A. from Columbia Business School in New York.

Dov Ofer has served as a member of our board of directors since March 2015 and is a member of our audit and compensation committees. From 2007 to 2013, Mr. Ofer served as Chief Executive Officer of Lumenis Ltd. (NASDAQ: LMNS), a medical laser device company. From 2005 to 2007, he served as Corporate Vice President and General Manager of HP Scitex (formerly a subsidiary of Scailex Corporation Ltd. (TASE: SCIX)), a producer of large format printing equipment. From 2002 to 2005, Mr. Ofer served as President and Chief Executive Officer of Scitex Vision Ltd. Prior to joining Scitex, Mr. Ofer held various managerial positions in the emerging Israeli high tech sector and participated in different mergers and acquisitions within the industry. Currently, Mr. Ofer serves as chairman of Hanita Coatings RCA Ltd., chairman of Plastopil Hazorea Company Ltd. (TASE: PPIL), vice chairman of Scodix Ltd. and director of Orbix Medical Ltd. He holds a B.A. in Economics from the Hebrew University in Israel as well as an M.B.A. from the University of California Berkeley in California.

Ofer Ben-Zur is a co-founder of our company and has served as director since 2002. From April 2014 to July 2016, Mr. Ben-Zur served as our President and Chief Technology Officer. From 2002 to April 2014, Mr. Ben-Zur served as our Chief Executive Officer, as well as the manager of our department of research and development. Prior to establishing our company, Mr. Ben-Zur worked as a consultant for several companies in the inkjet and semi-conductor industries. From March 1998 until November 1999, Mr. Ben-Zur led a development team at Idanit — Scitex, a world leader in wide format printers. From 1993 to 1998, he worked as a mechanical development engineer at Applied-Materials (NASDAQ: AMAT). Mr. Ben-Zur holds a B.Sc. in Mechanical Engineering from the Technion — Israel Institute of Technology in Israel, an M.Sc. in Mechanical Engineering from Tel Aviv University in Israel, and an M.B.A. from Bradford University in England.

U.S. and Israeli tax consequences for our shareholders

The following is a discussion of the material U.S. and Israeli tax consequences relevant to an investment decision by a U.S. Holder, as defined below, with respect to our ordinary shares. It is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax consequences

This section contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Taxation of our shareholders

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders. Generally, a non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel should be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if (i) the capital gain arising from the disposition can be allocated to a permanent establishment in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In each case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

In addition, with respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions in which the sellers receive shares in the acquiring entity that are publicly traded on a stock exchange, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of such shares has occurred. In order to benefit from the tax deferral, a pre-ruling from the Israel Tax Authority might be required only with respect to shareholders which cannot demonstrate that they are exempt from tax on their capital gains from such transaction.

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents, although subject to the same tax rates applicable to dividends paid for non-publicly traded shares, are generally subject to Israeli withholding tax at a rate of 25%, so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a lower rate is provided under an applicable tax treaty. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Benefited Enterprise (and 20% if the dividend is distributed from income attributed to a Preferred Enterprise), unless a reduced tax rate is provided under an applicable tax treaty. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. However, for dividends not generated by an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise and paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise are subject to withholding tax at ’the rate of 15% for such a United States corporate shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met.

If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for Untied States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel in respect of such income, provided that (i) such income was not derived from a business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Excess tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 2% on annual income exceeding NIS 810,720 for 2016, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty. Pursuant to a new legislation enacted recently, as of 2017 such tax rate is increased to 3% on annual income exceeding NIS 640,000 (which amount is linked to the annual change in the Israeli consumer price index).

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

U.S. federal income tax consequences

The following is a description of the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by a U.S. Holder (as defined below). This description addresses only the U.S. federal income tax consequences to U.S. Holders that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

•         banks, financial institutions or insurance companies;

•         real estate investment trusts, regulated investment companies or grantor trusts;

•         brokers, dealers or traders in securities, commodities or currencies;

•         tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•         certain former citizens or long-term residents of the United States;

•         persons that receive our shares as compensation for the performance of services;

•         persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•         partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold our shares through such an entity;

•         S-corporations;

•         persons holding our shares in connection with a trade or business conducted outside the United States;

•         U.S. Holders whose “functional currency” is not the U.S. Dollar; or

•         persons that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the United States federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service (“IRS”) will not take a different position concerning the tax consequences of the ownership and disposition of our ordinary shares or that such a position would not be sustained. U.S. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•         a citizen or individual resident of the United States;

•         a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of owning and disposing of our ordinary shares in its particular circumstance.

You should consult your tax advisor with respect to the United States federal, state, local and foreign tax consequences of owning and disposing of our ordinary shares.

Distributions

Subject to the discussion under “— Passive foreign investment company considerations” below, any distribution of cash or property with respect to our ordinary shares (including any amount of any Israeli tax withheld) will generally be treated as a dividend to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in the gross income of a U.S. Holder on the date the distribution is actually or constructively received (other than certain pro rata distributions of shares to all shareholders). The company does not intend to maintain calculations of its earnings and profits under U.S. federal income tax principles; therefore, any distribution (including for the avoidance of doubt any amount of any Israeli withholding tax) will generally be treated as a “dividend” for U.S. federal income tax purposes. Any such dividend income will not be eligible for the dividends-received deduction allowed to corporate U.S. Holders.

Subject to the discussion under “— Passive foreign investment company considerations” below, and subject to certain holding period requirements and other conditions, dividends paid to non-corporate U.S. Holders, including individual U.S. Holders, may be eligible for preferential rates of taxation if the dividends are “qualified dividends” for U.S. federal income tax purposes. Dividends received with respect to our ordinary shares will be qualified dividends provided that (i) our ordinary shares are readily tradable on an established securities market in the United States or the company is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, and (ii) the company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Although no assurances can be given, we believe that dividends the company pays on its ordinary shares generally will be qualified dividends provided that we are not classified as a PFIC in the last year prior to the year in which such dividend is paid and the year in which such dividend is paid.

The amount of any dividend paid in a currency other than the U.S. dollar, or foreign currency, will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is, in fact, converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. Holders generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. However, a U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. The gain or loss will be equal to the difference, if any, between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the foreign currency into U.S. dollars. Generally, any such gain or loss will be treated as ordinary income or loss and generally will be treated as U.S. source income. U.S. Holders are encouraged to consult their tax advisers regarding the treatment of foreign currency gain or loss on any foreign currency received that is converted into U.S. dollars on a date subsequent to the date of receipt.

A dividend distribution will generally be treated as foreign-source “passive” income for U.S. foreign tax credit purposes. A U.S. Holder will be treated as having actually received the amount of Israeli taxes withheld from a dividend distribution and as having paid such amount to the Israeli taxing authorities. The amount that the U.S. Holder will include in gross income as a dividend will be greater than the amount of cash the U.S. Holder actually receives. A U.S. Holder may be entitled to deduct or credit any non-refundable Israeli withholding taxes on dividends, after any reduction in rates available to such U.S. Holder under the United States-Israel Tax Treaty, in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisers regarding the availability of the foreign tax credit in their particular circumstances.

Sale, exchange, redemption or other taxable disposition of ordinary shares

Subject to the discussion below under “Passive foreign investment company considerations,” a U.S. Holder generally will recognize gain or loss, for U.S. federal income tax purposes, on the sale, exchange or other taxable disposition of our ordinary shares, in an amount equal to the difference, if any, between the amount realized on such sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares, and such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the ordinary shares have been held for more than one year. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, long-term capital gain from the sale, exchange or other taxable disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation, such as our company, will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•         at least 75% of its gross income is “passive income”; or

•         at least 50% of the average quarterly value of its total gross assets (the total value of our assets may be measured in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on historic and certain estimates of our gross income, gross assets, and market capitalization (which may fluctuate from time to time) and the nature of our business, we do not believe that we were a PFIC for the taxable year ending December 31, 2016 and we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2017. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2017 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets, market capitalization and activities in those years. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this offering in our business. There can be no assurance that we will not be considered a PFIC for any taxable year.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of our PFIC subsidiaries, such subsidiaries referred to as “lower-tier PFICs,” and will be subject to U.S. federal income tax in the manner discussed below on (1) a distribution to us on the shares of a “lower-tier PFIC” and (2) a disposition by us of shares of a “lower-tier PFIC,” both as if the U.S. Holder directly held the shares of such “lower-tier PFIC.”

If we, or any of our subsidiaries, are treated as a PFIC for any taxable year during which a U.S. Holder holds (or, as discussed in the previous paragraph, is deemed to hold) its ordinary shares, such holder will be subject to adverse U.S. federal income tax rules. In general, if a U.S. Holder disposes of shares of a PFIC (including an indirect disposition or a constructive disposition of shares of a “lower-tier PFIC”), gain recognized or deemed recognized by such holder would be allocated ratably over such holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before the entity became a PFIC, if any, would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of shares of a PFIC (or a distribution by a lower-tier PFIC to its shareholders that is deemed to be received by a U.S. Holder) in excess of 125% of the average of the annual distributions on such shares received or deemed to be received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the manner described above. In addition, dividend distributions made to you will not qualify for the preferential rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund” (“QEF”) election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to provide the information necessary for a U.S. Holder to make a QEF election if we are classified as a PFIC.

If we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to our ordinary shares (but not the shares of any lower-tier PFICs), which may help to mitigate the adverse tax consequences resulting from our PFIC status (but not that of any lower-tier PFICs). Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). The NASDAQ Global Select Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded, the mark-to-market election will be available to a U.S. Holder; however, there can be no assurance that trading volumes will be sufficient to permit a mark-to-market election. In addition, because a mark-to-market election with respect to us does not apply to any equity interests in “lower-tier PFICs” that we own, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, such holder will generally include as ordinary income the excess, if any, of the fair market value of ordinary shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of our ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, such holder’s tax basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other disposition of our ordinary shares will be treated as ordinary income. Any losses recognized on a sale or other disposition of our ordinary shares will be treated as ordinary loss to the extent of any net mark-to-market gains for prior years. U.S. Holders should consult their own tax advisors regarding the availability and consequences of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to our ordinary shares if we have “lower-tier PFICs” for which such election is not available. Once made, the mark-to-market election cannot be revoked without the consent of the IRS unless our ordinary shares cease to be “regularly traded.”

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to their investment in our ordinary shares.

Medicare tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup withholding tax and information reporting requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain U.S. Holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a U.S. Holder of our ordinary shares, other than an exempt recipient. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a U.S. Holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign asset reporting

Certain U.S. Holders who are individuals (and certain entities) may be required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

Underwriting

Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling shareholders the respective number of ordinary shares shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Citigroup Global Markets Inc.
William Blair & Company, L.L.C.
Stifel, Nicolaus & Company, Incorporated
Canaccord Genuity Inc.
Needham & Company, LLC
Total	7,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase ordinary shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•         the obligation to purchase all of the ordinary shares offered hereby (other than those ordinary shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•         the representations and warranties made by us and the selling shareholders to the underwriters are true;

•         there is no material change in our business or the financial markets; and

•         we and the selling shareholders deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling shareholders for the ordinary shares.

	Us		Selling Shareholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$	$	$	$
Total	$	$	$	$

The representatives have advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price set forth on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $    per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $500,000 (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling shareholders in connection with the offering, other than the underwriting discounts and commissions. We have also agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $15,000.

Option to Purchase Additional Shares

We and the selling shareholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 300,000 shares from us and 750,000 shares from the selling shareholders at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, and all of our directors and executive officers and the selling shareholders, have agreed that, for a period of 90 days after the date of this prospectus supplement subject to certain limited exceptions, including those described below, we and they will not directly or indirectly, without the prior written consent of each of Barclays Capital Inc. and Citigroup Global Markets Inc., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and ordinary shares that may be issued upon exercise of any options) or securities convertible into or exercisable or exchangeable for ordinary shares (other than, with respect to us, ordinary shares issued pursuant to employee benefit plans, qualified share option plans, or other employee compensation plans existing on the date of this prospectus supplement), or sell or grant options or rights with respect to any ordinary shares or securities convertible into or exchangeable for ordinary shares (other than, with respect to us, the grant of options pursuant to option plans existing on the date of this prospectus supplement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

Barclays Capital Inc. and Citigroup Global Markets Inc., in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release ordinary shares and other securities from lock-up agreements, Barclays Capital Inc. and Citigroup Global Markets Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of ordinary shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, in accordance with Regulation M under the Exchange Act:

•         Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•         A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•         Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•         Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of the ordinary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific amount of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the NASDAQ Global Select Market

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “KRNT.”

Stamp Taxes

If you purchase ordinary shares offered in this prospectus outside the United States, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they may receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions Outside the United States

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•         to legal entities which are qualified investors as defined under the Prospectus Directive;

•         by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•         in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for us, the selling shareholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ordinary shares under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter, the selling shareholders and us that:

•         it is a qualified investor as defined under the Prospectus Directive; and

•         in the case of any ordinary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ordinary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where ordinary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

Legal matters

The validity of the ordinary shares being offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel Aviv, Israel, with respect to Israeli law, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, with respect to U.S. law.

Experts

The consolidated financial statements of Kornit Digital Ltd. incorporated by reference in this prospectus supplement by reference to Kornit Digital Ltd.’s Annual report on Form 20-F for the year ended December 31, 2015 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Enforceability of civil liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this prospectus supplement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Kornit Digital North America Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus supplement or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•         the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

•         the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•         adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•         the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•         the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•         an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

•         the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where you can find more information

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus supplement and the accompanying prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read and copy the registration statement, including the related exhibits and schedules, as well as any document we file with the SEC without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at www.kornit.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement solely as an inactive textual reference.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus supplement and the accompanying prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC until we terminate the offering. : In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

•         our Annual Report on Form 20-F for the fiscal year ended December 31, 2015; and

•         our reports of foreign private issuer on Form 6-K filed with the SEC on:

o        May 6, 2016 (only the U.S. GAAP financial statements with respect to the quarter ended March 31, 2016 attached to the press release annexed as Exhibit 99.1 thereto);

o        July 14, 2016;

o        August 3, 2016 (only the U.S. GAAP financial statements with respect to the quarter and six months ended June 30, 2016 attached to the press release annexed as Exhibit 99.1 thereto);

o        November 9, 2016 (only the U.S. GAAP financial statements with respect to the quarter and nine months ended, September 30, 2016 attached to the press release appended as Exhibit 99.1 thereto); and

o        January 3, 2017 (including our condensed interim consolidated financial statements as of September 30, 2016 and our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 2016 appended as Exhibits 99.1 and 99.2 thereto, respectively) (in each case, solely to the extent filed and not furnished).

•         the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on March 31, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus supplement and the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement and the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

Kornit Digital Ltd.
Attention: Chief Financial Officer
12 Ha’Amal Street, Afek Park
Rosh Ha’Ayin 4809246, Israel
Tel: +972-3-908-5800

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 3, 2017

PROSPECTUS

$100,000,000 of Ordinary Shares, Warrants, Rights, Debt Securities
and/or Units Offered by the Company
and
Up to 15,127,481 Ordinary Shares Offered by the Selling Shareholders

Kornit Digital Ltd.

We may offer from time to time in one or more series or issuances ordinary shares, warrants to purchase ordinary shares, rights, debt securities consisting of debentures, notes or other evidences of indebtedness and/or securities and units comprised of, or other combinations of, the foregoing securities. We refer to the ordinary shares, warrants, rights, debt securities and units collectively as “securities” in this prospectus.

In addition, the selling shareholders identified in this prospectus may offer up to 15,127,481 ordinary shares. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

Each time we or the selling shareholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer the securities and the selling shareholders may, from time to time, offer the ordinary shares through public or private transactions, directly or through underwriters, agents or dealers, on or off the NASDAQ Stock Market at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “KRNT.” The closing price of our ordinary shares, as reported on the NASDAQ Global Select Market on December 30, 2016 was $12.65.

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We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

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Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3 of our most recent annual report on Form 20-F incorporated by reference in this prospectus and in any applicable supplement to this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is           , 2017

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus and the selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell our ordinary shares under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $100 million. The selling shareholders may sell up to 15,127,481 ordinary shares in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, if required. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

KORNIT DIGITAL LTD.

Overview

We develop, design and market innovative digital printing solutions for the global printed textile industry. Our vision is to revolutionize this industry by facilitating the transition from analog processes that have not evolved for decades to digital methods of production that address contemporary supply, demand and environmental dynamics. We focus on the rapidly growing high throughput, direct-to-garment, or DTG, and roll-to-roll, or R2R, segments of the printed textile industry. Our solutions include our proprietary digital printing systems, ink and other consumables, associated software and value added services that allow for large scale printing of short runs of complex images and designs directly on finished garments and fabrics. Our solutions are differentiated from other digital methods of production because they eliminate the need to pre-treat fabrics prior to printing, thereby offering our customers the ability to digitally print high quality images and designs on a variety of fabrics in a streamlined and environmentally-friendly manner. When compared to analog methods of production, our solutions also significantly reduce production lead times and enable customers to more efficiently and cost-effectively produce smaller quantities of individually printed designs, thereby mitigating the risk of excess inventory, which is a significant challenge for the printed textile industry.

Corporate Information

Our legal name is Kornit Digital Ltd. and we were incorporated under the laws of the State of Israel on January 16, 2002. Our registration number with the Israeli Registrar of Companies is 513195420. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

We are subject to the provisions of the Israeli Companies Law, 5759-1999. Our principal executive offices are located at 12 Ha’Amal Street, Rosh Ha’Ayin 4809246, Israel, and our telephone number is +972-3-908-5800. Our website address is www.kornit.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this prospectus). Our agent for service of process in the United States is Kornit Digital North America Inc., located at 10541-10601 North Commerce Street, Mequon, Wisconsin 53092, and its telephone number is (262) 518-0200.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2015 and in any other filings we make with the SEC subsequent to the date of this prospectus which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares, warrants to purchase ordinary shares, rights and/or units comprised of any of the foregoing securities as shall have a maximum aggregate offering price of $100 million. The selling shareholders may sell from time to time pursuant to this prospectus up to 15,127,481 ordinary shares. The actual price per share or per security of the securities that we or the selling shareholders will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, level of activity, performance or achievements to differ materially from any future results, level of activity, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges.

	Year Ended December 31,				Nine Months Ended September 30,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges(1)	8.78	5.54	7.10	8.70	4.09

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(1)      The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges. Fixed charges include the portion of rental expense that management believes is representative of the interest component and amortization of premium. See Exhibit 12.1 of the Registration Statement on Form F-3, of which this prospectus is a part.

As of the date of this prospectus, we have no preferred shares outstanding and have neither declared nor paid any dividends on preferred shares for the periods set forth above.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of a foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been quoted on the NASDAQ Global Select Market under the symbol “KRNT” since April 2, 2015. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $10.00 per share on April 1, 2015. The following table sets forth for the periods indicated the high and low closing sales prices per ordinary share as reported on NASDAQ:

	Low	High
	(in U.S. dollars)
Annual:
2016	$8.10	$14.70
2015 (beginning April 2, 2015)	9.91	17.50
Quarterly:
Fourth Quarter 2016	9.00	14.70
Third Quarter 2016	8.90	11.70
Second Quarter 2016	8.10	11.19
First Quarter 2016	8.91	12.00
Fourth Quarter 2015	9.91	13.80
Third Quarter 2015	11.42	15.85
Second Quarter 2015	11.76	17.50
Most Recent Six Months (and Most Recent Partial Month):
December 2016 (through December 30, 2016)	11.25	14.70
November 2016	9.00	12.30
October 2016	9.35	10.60
September 2016	8.90	11.37
August 2016	9.50	11.70
July 2016	9.39	10.46
June 2016	8.48	10.49

The closing price of our ordinary shares, as reported on NASDAQ on December 30, 2016, was $12.65.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for general corporate and working capital purposes. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings.

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

SELLING SHAREHOLDERS

In addition to the securities that may be offered by us from time to time, this prospectus relates to the possible offering and sale, from time to time, of up to 15,127,481 ordinary shares by the selling shareholders.

The following table sets forth: (1) the number and percentage of our ordinary shares that each selling shareholder beneficially owned prior to the offering of the shares; (2) the number of our ordinary shares offered by each selling shareholder from time to time; and (3) the number and percentage of our ordinary shares to be beneficially owned by each selling shareholder assuming the sale of all of the ordinary shares offered by such selling shareholder. The applicable percentages of beneficial ownership are based on an aggregate of 30,989,873 ordinary shares outstanding as of December 31, 2016.

	Shares Beneficially Owned Prior to Offering		Number of Shares to be Offered		Shares Beneficially Owned After Offering
Selling Shareholders	Number	Percent	Number	Percent	Number	Percent
Fortissimo Capital Fund II (Israel), L.P.(1)	15,037,481	48.5%	15,037,481	48.5%	—	—
Gabi Seligsohn(2)	528,914	1.7%	90,000	0.3%	438,914	1.4%

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(1)      Based on Schedule 13G filed by Fortissimo Capital Fund II (Israel), L.P. (“Fortissimo Fund II”), Fortissimo Capital Fund II (GP), L.P. (“Fortissimo II GP”) and Fortissimo Capital 2 Management (GP) Ltd. (“Fortissimo Management”). Fortissimo II GP is a Cayman Island limited partnership, which serves as the general partner of Fortissimo Fund II, an Israeli limited partnership: The general partner of Fortissimo II GP is Fortissimo Management, a Cayman Islands corporation. Messrs. Eli Blatt, Yuval Cohen and Marc Lesnick are members of the investment committee of Fortissimo Management and share voting and dispositive power with respect to such shares. The principal address of Fortissimo Management is 14 Hamelacha Street, Park Afek, Rosh Ha’Ayin 48091, Israel.

(2)      Consists of 36,357 ordinary shares and options to purchase 492,557 ordinary shares exercisable within 60 days of January 3, 2017. As of January 3, 2017, Mr. Seligsohn also holds additional options to purchase 398,435 ordinary shares that are not exercisable within 60 days of January 3, 2017. Mr. Seligsohn’s address is c/o Kornit Digital Ltd., 12 Ha’Amal Street, Rosh Ha’Ayin 4809246, Israel.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of any securities offered by such prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, ordinary shares, warrants, rights and/or units comprising any combination of these securities.

DESCRIPTION OF ORDINARY SHARES

A description of our ordinary shares can be found under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A as filed with the SEC on March 31, 2015 and incorporated by reference herein.

The following description of our share capital and provisions of our amended and restated articles of association, or our articles and the Israeli Companies Law, are summaries and do not purport to be complete.

General

Our authorized share capital consists of 200,000,000 ordinary shares, par value NIS 0.01 per share, of which 30,989,873 shares were issued and outstanding as of December 31, 2016. As of December 31, 2016, no preferred shares were authorized under our articles of association.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Our registration number with the Israeli Registrar of Companies is 51-319542-0. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our articles of association, our board of directors must consist of not less than five but no more than nine directors, including two external directors as required by the Israeli Companies Law. Pursuant to our articles, each of our directors, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders. In addition, our directors, other than the external directors, are divided into three classes that are each elected at the third annual general meeting of our shareholders, in a staggered fashion (such that one class is elected each annual general meeting), and serve on our board of directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our articles. In addition, our articles allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our articles. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, we may only distribute dividends with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•         amendments to our articles;

•         appointment or termination of our auditors;

•         appointment of external directors;

•         approval of certain related party transactions;

•         increases or reductions of our authorized share capital;

•         a merger; and

•         the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law and our articles require that notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other matters, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of its board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law allows one or more of our shareholders holding at least 1% of the voting power of a company to request the inclusion of an additional agenda item for an upcoming shareholders meeting, assuming that it is appropriate for debate and action at a shareholders meeting. Under recently adopted regulations, such a shareholder request must be submitted within three or, for certain requested agenda items, seven days following our publication of notice of the meeting. If the requested agenda item includes the appointment of director(s), the requesting shareholder must comply with particular procedural and documentary requirements. If our board of directors determines that the requested agenda item is appropriate for consideration by our shareholders, we must publish an updated notice that includes such item within seven days following the deadline for submission of agenda items by our shareholders. The publication of the updated notice of the shareholders meeting does not impact the record date for the meeting. In lieu of this process, we may opt to provide pre-notice of our shareholders meeting at least 21 days prior to publishing official notice of the meeting. In that case, our 1% shareholders are given a 14-day period in which to submit proposed agenda items, after which we must publish notice of the meeting that includes any accepted shareholder proposals.

Under the Israeli Companies Law and under our articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum requirements

Pursuant to our articles, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting.

Vote Requirements

Our articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our articles. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) approval of certain compensation-related matters requires the approval of special majorities by shareholders. Under our articles, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our articles also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our articles relating to our staggered board requires the vote of 65% of the voting power of our shareholders.

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. These documents are publicly available and may be found and inspected at the Israeli Registrar of Companies. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our articles, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles.

Registration Rights

We are party to an amended and restated investors’ rights agreement, dated March 18, 2015, or the Investors’ Rights Agreement, with certain of our shareholders.

Demand Registration Rights

At any time, Fortissimo Capital Fund II (Israel), L.P., or Fortissimo Capital, which owns 48.5% of our outstanding shares as of the date of this prospectus, may request that we file a registration statement. Upon receipt of such registration request, we are obligated to use our reasonable commercial efforts to file the registration statement as soon as possible. We have the right not to effect such filing during the period that is within 90 days after we have filed another such registration statement or completed certain other registered offerings or if we intend to file a registration statement for our own account within 90 days. We are not obligated to file more than two registration statements on Form F-1 pursuant to these demand provisions. Any other holder of registrable securities has the right to include its registrable securities in an underwritten registration pursuant to a demand registration.

Piggyback Registration Rights

If we propose to offer any of our ordinary shares in a public offering, the holders of registrable securities are entitled to at least 15 days’ notice prior to the filing of the relevant registration statement or prospectus and may include all or a portion of their shares in the offering subject to becoming party to a customary underwriting agreement.

Shelf Registration Rights

If we become eligible to register any of our shares on Form F-3, Fortissimo Capital may request that we file a shelf registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act registering the resale from time to time by Fortissimo Capital of registrable shares. In such event, we are required to give written notice of such request to all holders of registrable securities, who may elect to join in such request. Subsequently, upon notice from Fortissimo Capital or from the holders of a majority of the outstanding registrable securities, we are required to effect up to two underwritten takedowns from such shelf registration statement within any 12-month period. We are not required to effect any underwritten offering with 90 days of another underwritten offering.

Other Provisions

We have the right not to effect any filing or offering if, in the good faith judgment of our board of directors, it would be seriously detrimental to us or our stockholders for such filing or offering to be effected. We may exercise this right twice in any 12-month period for an aggregate of up to 90 days during such period.

We will pay all registration expenses (other than underwriting discounts and selling commissions) and the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand, piggyback or shelf registration.

The rights of any shareholder who is a party to the Investors’ Rights Agreement to request registration or inclusion of registrable securities in any registration pursuant hereunder shall terminate when such shareholder holds less than 3% of our outstanding shares and such shareholder’s registrable securities could be sold without volume restrictions, manner of sale restrictions or notice requirements pursuant to Rule 144 under the Securities Act.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, including their relatives and companies under their control). If a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are authorized under our articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law.

Borrowing Powers

Pursuant to the Israeli Companies Law and our articles, our board of directors may exercise all powers and take all actions that are not required under law or under our articles to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, New York, New York.

Listing

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “KRNT.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our ordinary shares in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•         the title of such warrants;

•         the aggregate number of such warrants;

•         the price or prices at which such warrants will be issued;

•         the price at which, and the currency or currencies in which, the securities upon exercise of such warrants may be purchased;

•         the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•         the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•         if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•         if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•         if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•         information with respect to book-entry procedures, if any;

•         if applicable, any material Israeli and U.S. federal income tax considerations;

•         the anti-dilution provisions of such warrants, if any; and

•         any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

General

We may issue subscription rights to purchase our ordinary shares. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. We may also appoint a rights agent that may act solely as our agent in connection with the rights that are sold. Any such agent will not assume any obligation or relationship of agency or trust with any of the holders of the rights. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

•         the title of such rights;

•         the exercise price for such rights;

•         the number of such rights issued with respect to each ordinary share;

•         the extent to which such rights are transferable;

•         if applicable, a discussion of the material Israeli and U.S. income tax considerations applicable to the issuance or exercise of such rights;

•         the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•         the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•         if applicable, the material terms of any standby underwriting or other purchase arrangement, or any agency agreement, that we may enter into in connection with the rights offering; and

•         any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such number of ordinary shares at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Kornit Digital Ltd. and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•         the title of the series;

•         the aggregate principal amount;

•         the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•         any limit on the aggregate principal amount;

•         the date or dates on which principal is payable;

•         the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•         the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•         the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•         the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•         whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•         the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•         the currency of denomination;

•         the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•         if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•         if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•         the provisions, if any, relating to any collateral provided for such debt securities;

•         any events of default;

•         the terms and conditions, if any, for conversion into or exchange for ordinary shares;

•         any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•         the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Kornit Digital Ltd.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of our ordinary shares, warrants, rights, debt securities and/or any combination of such securities. The applicable prospectus supplement will describe:

•         the terms of the units and of the ordinary shares, warrants, rights and/or debt securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•         a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering; and

•         a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell the securities included in this prospectus from time to time in one or more transactions, including without limitation:

•         through agents;

•         to or through one or more underwriters on a firm commitment or agency basis;

•         through put or call option transactions relating to the securities;

•         through broker-dealers (acting as agent or principal);

•         directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•         through any other method permitted pursuant to applicable law; or

•         through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain jurisdictions, if applicable, the securities sold under this prospectus may only be sold through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on NASDAQ or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or the selling shareholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•         A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•         A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•         A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we or the selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, we or the selling shareholders will do so pursuant to the terms of a distribution agreement between us or the selling shareholders and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we or the selling shareholders will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or the selling shareholders may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us or the selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any re-sales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we or the selling shareholders may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us or the selling shareholders under these arrangements to close out any related open borrowings of securities.

We or the selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or the selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

EXPENSES ASSOCIATED WITH THE REGISTRATION

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$34,085
FINRA filing fee	44,613
Legal fees and expenses	25,000
Accountants’ fees and expenses	15,000
Printing fees	500
Miscellaneous	802
TOTAL	$120,000

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain legal matters with respect to New York law and the validity of the debt securities under New York law will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of Kornit Digital Ltd. incorporated by reference in this prospectus by reference to Kornit Digital Ltd.’s annual report on Form 20-F for the year ended December 31, 2015 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read and copy the registration statement, including the related exhibits and schedules, as well as any document we file with the SEC without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at www.kornit.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus:

•         our annual report on Form 20-F for the fiscal year ended December 31, 2015; and

•         our reports of foreign private issuer on Form 6-K furnished to the SEC on:

O      May 5, 2016 (only the GAAP financial statements with respect to the quarter ended March 31, 2016 attached to the press release annexed as Exhibit 99.1 thereto);

O     July 14, 2016;

O     August 3, 2016 (only the GAAP financial statements with respect to the quarter and six months ended June 30, 2016 attached to the press release annexed as Exhibit 99.1 thereto);

O     November 9, 2016 (only the GAAP financial statements with respect to the quarter and nine months ended September 30, 2016 attached to the press release annexed as Exhibit 99.1 thereto); and

O     January 3, 2017 (including our condensed interim consolidated financial statements as of, and for the nine months ended, September 30, 2016, and our management’s Operating and Financial Review and Prospects for that nine month period appended as Exhibits 99.1 and 99.2 thereto, respectively).

•         the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on March 31, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Kornit Digital Ltd.
Attention: Chief Financial Officer
12 Ha’Amal Street, Afek Park
Rosh Ha’Ayin 4809246, Israel
Tel: +972-3-908-5800

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Kornit Digital North America Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•         the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

•         the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•         adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•         the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•         the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•         an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

•         the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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